Exhibit 10.1

CONFIDENTIAL TREATMENT MATERIAL

CONFIDENTIAL TREATMENT REQUESTED:  Information for which confidential treatment has been requested is omitted and is noted with asterisks.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission (the “Commission”).

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

BY AND BETWEEN

AGENUS INC.,

4-ANTIBODY AG,

INCYTE EUROPE SARL,

AND

INCYTE CORPORATION, SOLELY FOR PURPOSES OF SECTION 12.16

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of January 9, 2015 (the “Execution Date”) by and between Agenus Inc., a Delaware corporation having its principal office at 3 Forbes Road, Lexington, Massachusetts 02421, USA (“Agenus US”) and its wholly-owned subsidiary, 4-Antibody AG, a stock corporation organized under the laws of Switzerland with an office at Hochbergerstrasse 60C, CH-4057, Basel, Switzerland (“4-AB” and, together with Agenus US other than with respect to Section 12.17(s), “Agenus”), and Incyte Europe Sarl, a Swiss limited liability company (a société à responsabilité limitée) having its principal office at Cours de Rive 13, 1204, Geneva, Switzerland (“Incyte”) and solely for purposes of Section 12.16, Incyte Corporation, a Delaware corporation having its principal office at 1801 Augustine Cut-off, Wilmington, Delaware 19803 USA (“Parent”).  Agenus and Incyte may be referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Agenus has certain capabilities, technology and know how useful in the discovery of antibodies, including its proprietary technology platform known as the Retrocyte Display technology;

WHEREAS, Agenus is engaged in a number of research and development programs that have arisen out of its technologies;

WHEREAS, Incyte is engaged in the development and commercialization of pharmaceutical and biological products for human disease, primarily in the fields of hematology and oncology;

WHEREAS, Agenus and Incyte are interested in forming an alliance whose goal is to discover, develop and commercialize a robust portfolio of products to address hematologic and oncologic diseases or conditions.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I:  DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

1.1                               “Accounting Standards” with respect to a Party means that such Party shall maintain records and books of accounts in accordance with (a) U.S. generally accepted accounting principles, or (b) to the extent applicable, International Financial Reporting Standards, in each case of (a) and (b), consistently maintained.

1.2                               “Affiliate” means, as to a Person, any entity which, directly or indirectly, controls, is controlled by, or is under common control with such Person.  For the purposes of this

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

definition, “control” refers to any of the following: (a) direct or indirect ownership of [**] or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of [**] or more of the equity interest with the power to direct management in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement where an entity possesses, directly or indirectly, the power to direct the management or policies of another entity, whether through ownership of voting securities, by contract or otherwise.  The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than [**], and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.3                               “Agenus IP” means Agenus Know-How and Agenus Patent Rights.

1.4                               “Agenus Know-How” means all Know-How other than Agenus Platform Know-How that (a) is Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term; and (b) is necessary or useful to Develop, Manufacture or Commercialize any Licensed Antibody or Product.

1.5                               “Agenus Platform Know-How” means Know-How Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term that relates to the Retrocyte Display Technology.

1.6                               “Agenus Platform Patent Rights” means Patent Rights Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates, to the extent Covering (a) the Retrocyte Display Technology or (b) a Vaccine (including the Prophage Series Vaccines), adjuvant (including the QS-21 Stimulon adjuvant) or heat shock protein technology, in each case Controlled by Agenus as of the Execution Date or during the Term.

1.7                               “Agenus Platform IP” means Agenus Platform Know-How and Agenus Platform Patent Rights.

1.8                               “Agenus Patent Rights” means all Patent Rights, other than Agenus Platform Patent Rights, that (a) are Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term; and (b) (i) Cover a Licensed Antibody or Product or a therapeutic preparation containing a Licensed Antibody or Product, or (ii) are otherwise necessary or useful to Develop, Manufacture or Commercialize a Licensed Antibody or Product.

1.9                               “Allowable Expenses” means, with respect to a Profit-Share Product and each Calendar Quarter, all FTE Costs and Out-of-Pocket Costs incurred by the Parties or their Affiliates specific to the Development, Manufacture or Commercialization of such Profit-Share Product in the Field and the Territory during the applicable Calendar Quarter, including such FTE Costs and Out-of-Pocket Costs which are:  (a) Development Costs, subject to Sections 4.1(c) and 4.4(b); (b) Manufacturing Costs; (c) Commercialization Costs, subject to Section

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

5.1(b); (d) Distribution Costs; (e) Regulatory Costs; (f) Patent and Trademark Costs; (g) Third Party IP Costs; (h) Product Liability Costs; and (i) Medical Affairs Costs; but Allowable Expenses shall exclude in all cases the cost of general corporate overhead and administrative personnel.  For clarity, no milestone payment made to Agenus or its Affiliates pursuant to Section 7.5(a) hereof shall be an Allowable Expense.

1.10                        “Antibody” means one or more molecules, or one or more genes encoding such molecule(s), which comprise or consist of one or more immunoglobulin domains, or fragment(s) thereof, that specifically bind(s) to one or more Targets.

1.11                        “Assumed Project” means a Discovery Project added to the Program pursuant to Section 4.5.

1.12                        “Assumed Project Antibody” means any Antibody arising out of an Assumed Project.

1.13                        “Biosimilar Product” means, with respect to a Product, a biological product that:  (1) (a) is biosimilar to such Product based upon data derived from (i) analytical studies that demonstrate that such biological product is highly similar to such Product, (ii) animal studies, or (iii) one or more clinical studies that are sufficient to demonstrate safety, purity, and potency in one or more Indications for which a BLA for such Product has been approved; and (b) utilizes the same mechanism of action as such Product; or (2) (a) (i) in the United States, is “similar” or “interchangeable,” with respect to such Product as evaluated by the FDA and (ii) outside the United States, “similar,” “comparable,” “interchangeable,” “bioequivalent,” or “biosimilar” to such Product, as determined by an applicable Regulatory Authority, and (b) is not an Authorized Generic Version of such Product; where “Authorized Generic Version” means any biological product that is sold under the BLA filed by Incyte or its an Affiliate or sublicensee for such Product. A Product licensed or produced by Incyte or its Affiliates will not constitute a Biosimilar Product.

1.14                        “BLA” means, with respect to a Product, a biologics license application, as defined in the U.S. Public Health Service Act, as amended, and the regulations promulgated thereunder, or any non-U.S. counterpart of the foregoing, and all supplements and amendments that may be filed with respect to the foregoing.

1.15                        “Bullpen Targets” means Targets that are designated by the JSC during the Discovery Period as a source of potential Discovery Projects to be proposed for inclusion in the Program pursuant to Section 4.5, to consist of a minimum of [**] and a maximum of [**] such Targets at any time.

1.16                        “Business Day” means a day other than a Saturday or Sunday or Federal holiday in New York, New York, USA.

1.17                        “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.18                        “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31.

1.19                        “Change in Control” means, with respect to a Party, an event in which: (a) any Third Party not then beneficially owning more than [**] of the voting power of the outstanding securities of such Party acquires or otherwise becomes the beneficial owner of securities of such Party representing more than [**] of the voting power of the then outstanding securities of such Party with respect to the election of directors; or (b) such Party consummates a merger, consolidation or similar transaction with a Third Party where the voting securities of such Party outstanding immediately preceding such transaction represent less than [**] of the voting power of such Party or surviving entity, as the case may be, immediately following such transaction; or (c) such Party sells all or substantially all of its assets relating to this Agreement to a Third Party.

1.20                        “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Phase 4 Clinical Trial, Pivotal Clinical Trial, or a combination of two (2) of any of the foregoing studies.

1.21                        “Co-Developed Product” means any Royalty-Bearing Product for which Agenus has exercised the Co-Development Option described in Section 4.4 and has paid all reasonably undisputed Co-Development Quarterly Payments, unless and until Agenus exercises its termination right with respect to such Royalty-Bearing Product pursuant to Section 4.4(d).

1.22                        “Combination Product” means, with respect to a country, any Royalty-Bearing Product that has received Regulatory Approval in such country to be used or administered for use with an Incyte Product to treat patients in the Field.

1.23                        “Commercialization” or “Commercialize” means any activities directed to new product planning activities, obtaining pricing and/or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, and/or selling a Product (including establishing the price for such product), whether or not Regulatory Approval for such product has been obtained, including related use and importation and commercial Manufacturing.

1.24                        “Commercialization Costs” means, on a Profit-Share Product-by-Profit-Share Product basis, FTE Costs and Out-of-Pocket Costs incurred by Incyte or its Affiliates in the Territory and, to the extent Agenus US exercises the Co-Promotion Option for a Profit-Share Product pursuant to Section 5.4 and the Parties enter into a Co-Promotion Agreement, by Agenus US in the United States in accordance with the Co-Promotion Agreement, in Commercializing the relevant Profit-Share Product in the Field in accordance with this Agreement and the applicable Commercialization Plan, subject to Section 5.1(b), including such FTE Costs and Out-of-Pocket Costs which are:  (a) Indirect Selling Expenses; (b) Includable Sales and Marketing Operations Costs; (c) Includable Sales Force Costs; and (d) Marketing and Education Expenses; in each case determined from the books and records of Incyte or its Affiliates or, if applicable, Agenus US, in each case maintained in accordance with Accounting Standards.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.25                        “Commercially Reasonable Efforts” of a Party means, with respect to an objective, the reasonable, diligent, good faith efforts of such Party (including the efforts of its Affiliates, and permitted sublicensees), of the type to accomplish such objective as a similarly situated (with respect to size, stage of development, and assets) biopharmaceutical company would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to efforts to be expended in relation to a Product, including implementation of Development, Manufacturing and Commercialization strategies, such efforts shall be substantially equivalent to those efforts and resources that a similarly situated biopharmaceutical company would typically devote to its own internally discovered compound or product, which compound or product is at a similar stage in its development or product life and is of similar market and economic potential as products at a similar stage in its development or product life, taking into account the risks of development, the commercial potential for the Product, its proprietary position and other relevant factors.

1.26                        “Completion” means, with respect to a Product and a Clinical Trial, the last dosing of a human with the relevant Product in such Clinical Trial.

1.27                        “Confidential Information” means, subject to Section 11.1(b), (a) all confidential or proprietary information relating to Licensed Antibodies and Products, and (b) all other confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party to the other Party pursuant to this Agreement or the Prior Confidentiality Agreement.

1.28                        “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other Know-How or (b) Patent Rights or other Intellectual Property Rights, the possession by a Party or, subject to Section 12.3(b)(ii), any of its Affiliates (whether by ownership or license (other than by a license granted under this Agreement)), of the ability to grant to the other Party access, a license and/or a sublicense as provided herein without requiring the consent of a Third Party or violating the terms of any agreement or other arrangement with any Third Party, in each case as of the Execution Date, or if any of the same are acquired or created after the Execution Date, at the date it is acquired or created by the relevant Party or its Affiliate; provided, however, that if such Party or, subject to Section 12.3(b)(ii), any of its Affiliate later gains the ability to grant such access, license or sublicense, such material, document, item of information, method, data, other Know-How, Patent Right or other Intellectual Property Right without requiring such consent or violating such terms, Control shall be deemed to exist thereafter.

1.29                        “Converted Product” means any Profit-Share Product for which Agenus has elected to cease sharing in Profit-or-Loss as described in Section 4.6.  For clarity, a Converted Product shall be deemed a Royalty-Bearing Product under this Agreement from and after the date such Profit-Share Product becomes a Converted Product.

1.30                        “Co-Promotion” means, with respect to a Profit-Share Product, the joint Detailing efforts with respect to such Profit-Share Product in the United States, as further described in a Co-Promotion Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.31                        “Cover”, “Covering” or “Covered” with respect to a product, technology, process or method, means that, but for Control by, or a license granted to, a Person under a Valid Claim included in the Patent Rights under which such license is granted, the Development, Manufacture, Commercialization and/or other use of such product or the practice of such technology, process or method, by such Person would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.32                        “CPI” means the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the U.S. Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.33                        “Detail” means (a) face-to-face discussions or other direct communication (e.g., edetailing) with physicians and other health care practitioners who are permitted under applicable Laws to prescribe a Product, for the purpose of promoting a Product to such physicians or practitioners or (b) to the extent approved by the JSC or a Subcommittee established by the JSC, other interactions regarding the promotion of a Product with managed health care organizations, group purchasing organizations, pharmacy benefit managers, large employers, long-term care organizations, insurers, formularies, government agencies and programs (e.g., Medicare and the Veterans Health Administration and other federal, state and local agencies), or similar organizations.

1.34                        “Development” or “Develop” means, with respect to a Licensed Antibody, a Product, or an Antibody (or therapeutic preparation that contains an Antibody) that Interacts with a Discovery Target, discovery, research and preclinical and clinical development activities, including:  the planning and conduct of Clinical Trials, test method development and stability testing, toxicology, formulation and delivery system development, cell line development, process development, pre-clinical and clinical supply, Manufacturing scale-up, development- and clinical-stage Manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, performance of Clinical Trials, statistical analysis and report writing and clinical studies, regulatory affairs, and all other pre-Regulatory Approval activities, including related use, importation and Medical Affairs Activities.  When used as a verb, “Develop” means to engage in Development.

1.35                        “Development Costs” means, on a Project-by-Project or Product-by-Product basis (as applicable), FTE Costs and Out-of-Pocket Costs incurred by either Party or its Affiliates in Developing such Project or Product in the Field and in the Territory, in accordance with this Agreement and consistent with the applicable Development Plan, including such FTE Costs and Out-of-Pocket Costs which are:  (a) explicitly included in the budget included in the applicable Development Plan, subject to Section 4.1(c) and Section 4.4, (b) Manufacturing Costs for such Product (or the relevant Products in such Project) used in Development, (c) Patent and Trademark Costs for Patent Rights Covering such Product (or the relevant Products in such Project) and (d) Medical Affairs Costs; in each case determined from the books and records of the applicable Party and its Affiliates maintained in accordance with Accounting Standards.  Development Costs shall also include Patent and Trademark Costs pertaining to Bullpen Targets as provided in Section 1.103.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.36                        “Discovery Period” means the period beginning on the Effective Date and ending on December 31, 2019, subject to earlier termination as provided below (the “Initial Discovery Period”).  The Parties may mutually agree prior to December 31, 2018 to extend the Discovery Period for an additional period not to exceed three (3) Calendar Years, in which case the Discovery Period shall terminate at the end of such additional period. Notwithstanding the foregoing, Agenus may (but shall not be obligated to) terminate the Discovery Period upon delivery of written notice following the consummation of a Change in Control of Incyte, provided that (a) such notice of termination must be provided within three (3) months following the consummation of such Change in Control, and (b) such termination shall not have an effect on Projects that have commenced prior to the provision of any such notice of termination.

1.37                        “Discovery Project” means an Antibody discovery research or development project directed against a Bullpen Target proposed for inclusion in the Program by either Party at any time during the Discovery Period pursuant to Section 4.5.

1.38                        “Distribution Costs” means, with respect to a Profit-Share Product, FTE Costs and Out-of-Pocket Costs that are specifically identifiable and allocable to the distribution of such Profit-Share Product to a Third Party, including (a) handling, storage, distribution, transportation, customs clearance, containers, freight, shipping, sales, use, excise, value-added and similar customs, taxes, tariffs or duties and insurance (including shipments from Third Party logistics service providers to wholesalers), and (b) customer services including order entry, billing and adjustments, inquiry and credit and collection.

1.39                        “DOJ” means the United States Department of Justice.

1.40                        “Effective Date” means the second (2nd) Business Day immediately following the HSR Clearance Date.

1.41                        “EMA” means the European Medicines Agency, or a successor agency thereto.

1.42                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.43                        “Executive Officers” means the Chief Executive Officers of each of Agenus US and Incyte (or a senior executive officer of Agenus US or Incyte designated by such Chief Executive Officers).

1.44                        “FDA” means the United States Food and Drug Administration, or a successor agency thereto.

1.45                        “Field” means any use of Antibodies for the treatment, control, mitigation, prevention or cure of any or all Indications in humans or animals in the Hematology Field and the Oncology Field.

1.46                        “First Commercial Sale” means, with respect to a Product, the first sale of such Product intended for use by a patient, to a Third Party by, as applicable, Incyte or an Incyte

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Related Party in a country following applicable Regulatory Approval (other than applicable governmental price and reimbursement approvals) of such Product in such country.  For the avoidance of doubt, sales or transfers of Product for Clinical Trial or other Development purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.47                        “Force Majeure Event” means, with respect to a Party, an event, act, occurrence, condition or state of facts, in each case outside the reasonable control of such Party (which may include acts of God, acts of any government, any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof, fire, storm, flood, earthquake, accident, war, rebellion, insurrection, riot, terrorism and invasion) that interfere with the normal business operations of such Party.

1.48                        “FTC” means the United States Federal Trade Commission.

1.49                        “FTE” means a full-time equivalent person year (consisting of a total of [**] hours per Calendar Year) of scientific, technical or commercial work, as applicable, undertaken by the applicable Party’s or its Affiliates’ employees.  For purposes of clarity, a single individual who works more than [**] hours per Calendar Year in a single Calendar Year shall be treated as one (1) FTE regardless of the number of hours worked.

1.50                        “FTE Cost” means, for any period, the product obtained by multiplying (a) the actual total FTEs (or portion thereof) devoted to a Development, Manufacturing or Commercialization activity pursuant to this Agreement by (b) the applicable FTE Rate.

1.51                        “FTE Rate” means the rate per FTE (which may be prorated on a daily basis as necessary) of [**], subject to annual adjustment in each Calendar Year during the Term by the percentage increase or decrease in the CPI as of December 31 of each Calendar Year over the level of the CPI as of December 31 of the prior Calendar Year, with the first such increase to be effective on [**].

1.52                        “Generic Competition” means, with respect to a Product in any country in a given Calendar Quarter, that, during such Calendar Quarter, one or more Biosimilar Products are commercially available in such country and such Biosimilar Products in the aggregate have a market share of [**] of the aggregate market share of such Product and Biosimilar Products (based on data provided by IMS International or, if such data is not available, such other reliable data source as agreed by the Parties (such agreement not to be unreasonably withheld)) as measured by unit sales in such country.

1.53                        “GITR” means glucocorticoid-induced TNFR-related protein.

1.54                        “GITR Antibody” means an Antibody that Interacts with GITR that is Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term, or arises out of the GITR Project.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.55                        “GITR Project” means the project conducted under this Agreement directed to the Development, Manufacture and Commercialization of Antibodies that Interact with GITR.

1.56                        “Hematology Field” means all hematologic Indications as defined in subsections 280 — 289 (Diseases of the blood and blood-forming organs) of the International Classification of Diseases, Ninth Revision, Clinical Modification (ICD-9-CM), provided that the Hematology Field shall exclude the Indications set forth in Schedule 1.56.

1.57                        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. §18a), and the rules and regulations promulgated thereunder.

1.58                        “HSR Clearance” means the earlier of (a) notification to the Parties from the FTC or DOJ of early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings, or (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings; provided, however, that if the FTC or DOJ shall commence any investigation by means of a second request or otherwise, HSR Clearance means the termination of such investigation, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States.

1.59                        “HSR Clearance Date” means the earlier of (a) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act with respect to the HSR Filings, or (b) the date on which the applicable waiting period under the HSR Act with respect to the HSR Filings expires; provided, however, that if the FTC or DOJ shall commence any investigation by means of a second request or otherwise, HSR Clearance Date means the date on which any investigation opened by the FTC or DOJ shall have been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States.

1.60                        “HSR Filings” means the filings by the Parties with the FTC and the DOJ of their respective premerger notification and report forms with respect to the matters set forth in this Agreement and the Stock Purchase Agreement, together with all required documentary attachments thereto.

1.61                        “Includable Sales and Marketing Operations Costs” means, with respect to a Profit-Share Product, FTE Costs incurred (a) in developing advertising, promotional and educational materials, including related training materials and programs, for such Profit-Share Product, and (b) related to payer reimbursement services, each specifically identifiable and allocable to such Profit-Share Product.

1.62                        “Includable Sales Force Costs” means, with respect to a Profit-Share Product, FTE Costs incurred in the field by sales representatives and regional and district managers, specifically identifiable and allocable to the selling of such Profit-Share Product.

1.63                        “Incremental Royalties” means, with respect to Co-Developed Product as to which Agenus exercises its right under Section 4.4(d) or a Converted Product, the difference, in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Dollars, in royalties actually paid to Agenus on Net Sales of a unit of the applicable Product at the rates set forth in Section 7.6(a)(iii) and those that would have otherwise been payable for the same unit of Product if the royalty rates set forth in Section 7.6(a)(i) had applied.

1.64                        “Incyte IP” means Incyte Know-How and Incyte Patent Rights.

1.65                        “Incyte Know-How” means all Know-How that (a) is Controlled by Incyte or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term; and (b) is necessary or useful to Develop, Manufacture or Commercialize any Licensed Antibody or Product (excluding an Incyte Product).

1.66                        “Incyte Patent Rights” means all Patent Rights that (a) are Controlled by Incyte or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term; and (b) (i) Cover a Licensed Antibody or Product (excluding an Incyte Product), or (ii) are otherwise necessary or useful to Develop, Manufacture or Commercialize a Licensed Antibody or Product (excluding an Incyte Product).

1.67                        “Incyte Product” means, with respect to a Royalty-Bearing Product and a country, a product Controlled by Incyte or, subject to Section 12.3(b)(ii), any of its Affiliates, that (a) contains a compound for which IND-enabling toxicology studies have been initiated prior to or during the Term, and (b) has received a Regulatory Approval in such country that permits such product to be used or administered for use with such Royalty-Bearing Product in the Field.

1.68                        “Incyte Program Know-How” means all Know-How that is (a) discovered, made or conceived solely by employees of, or others acting on behalf of, Incyte and its Affiliates during and in connection with the Program; and (b) is necessary or useful to Develop, Manufacture or Commercialize any Licensed Antibody or Product.  For clarity, Know-How relating solely to an Incyte Other Invention shall not constitute Incyte Program Know-How.

1.69                        “Incyte Program Patent Rights” means all Patent Rights claiming an Incyte Program Invention.  For clarity, Patent Rights claiming an Incyte Other Invention shall not constitute Incyte Program Patent Rights.

1.70                        “Incyte Related Party” means any of Incyte’s Affiliates or any permitted Third Party licensees or sublicensees of Incyte’s Program Rights to Develop, Manufacture or Commercialize Products in the Field, but not including any Third Party that functions as a distributor.

1.71                        “IND” means an Investigational New Drug Application filed with the FDA under 21 C.F.R. §312 or similar non-United States application or submission in any country or group of countries for permission to conduct human clinical investigations.

1.72                        “Indication” means any disease, condition or syndrome.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.73                        “Indirect Selling Expenses” means, with respect to a Profit-Share Product, Out-of-Pocket Costs incurred that are specifically identifiable and allocable to the selling of such Profit-Share Product and to operate and maintain the sales force that promotes such Profit-Share Product in the Territory (excluding corporate and administrative overhead, costs included in Includable Sales Force Costs and all other internal FTE Costs), including the costs of sales meetings, consultants (including fees for territory alignment and sales deployment consulting), call reporting and other Third Party monitoring/tracking costs (including Third Party data purchases), and educational grant funds and charitable contributions related to Profit-Share Products.

1.74                        “Initiation” means, with respect to a Product and a Clinical Trial, the first dosing in such Clinical Trial of the first human with the relevant Product.

1.75                        “Intellectual Property Rights” means Patent Rights, trade secrets, trademarks, copyrights and other forms of proprietary or industrial rights pertaining to inventions, Know-How, original works, and other forms of intellectual property.

1.76                        “Interact” means to bind specifically with a Target.  In the event an Antibody binds specifically with more than one Target, it shall be deemed to Interact with whichever such Target it binds with greatest affinity unless the JSC determines otherwise.

1.77                        “Inventions” means all patentable inventions, discoveries, improvements and other technology, and any Patent Rights based thereon, that are discovered, made or conceived during and in connection with the research, Development, Manufacture and Commercialization of Licensed Antibodies or Products.

1.78                        “Know-How” means any and all technical information which, at the Execution Date or any time during the Term, is not in the public domain, including information comprising or relating to data, materials, results, inventions, improvements, protocols, formulas, processes, methods, compositions, articles of manufacture, formulations, discoveries, findings, know-how and trade secrets of any kind, including scientific, preclinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, Regulatory Approvals and filings therefor, Regulatory Documentation, sequence information, vectors and host cells that include DNA, in each case (whether or not patented or patentable) in written, electronic or any other form now known or hereafter developed; but excluding any such information publicly disclosed in Patent Rights.

1.79                        “LAG-3” means lymphocyte-activation gene 3.

1.80                        “LAG-3 Antibody” means an Antibody that Interacts with LAG-3 that is Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term, or arises out of the LAG-3 Project.

1.81                        “LAG-3 Project” means the project conducted under this Agreement directed to the Development, Manufacture and Commercialization of Antibodies that Interact with LAG-3.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.82                        “Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city or other political subdivision, including, as applicable, (a) good manufacturing practices, good laboratory practices, good clinical practices and adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, and all other rules, regulations and requirements of the FDA and other applicable Regulatory Authorities; (b) the Foreign Corrupt Practices Act of 1977, as amended, or any comparable laws in any country; and (c) all export control laws.

1.83                        “Licensed Antibody” means a Profit-Share Antibody or a Royalty-Bearing Antibody.

1.84                        “LICR” means the Ludwig Institute for Cancer Research Ltd.

1.85                        “LICR Agreement” means that certain License Agreement dated December 5, 2014 between 4-AB and LICR, as may be amended in accordance with this Agreement.

1.86                        “Major EU Countries” means [**].

1.87                        [**].

1.88                        “Manufacture” or “Manufacturing” means, as applicable, all activities and operations associated with the production, manufacture, supply, receipt, processing, filling, finishing, inspections, testing, packaging, labeling, shipping, warehousing, storage and handling of a Product, including: cell line development; process and formulation development; process validation; stability and release testing; manufacturing scale-up; pre-clinical, clinical and commercial manufacture and supply; qualification and validation of Third Party contract manufacturers, scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections; analytical development and product characterization; quality assurance and quality control development; testing and release; packaging development and final packaging and labeling; shipping configurations and shipping studies; and overseeing the conduct of any of the foregoing.

1.89                        “Manufacturing Costs” means, with respect to a Product, the FTE Costs and Out-of-Pocket Costs incurred by either Party or any of their respective Affiliates in Manufacturing such Product, in accordance with this Agreement and consistent with the applicable Development Plan or, if applicable, the Commercialization Plan, including: (a) to the extent that such Product or its corresponding Licensed Antibody is Manufactured by a Third Party manufacturer, the Out-of-Pocket Costs incurred by a Party or its Affiliates to the Third Party manufacturer for the Manufacture and supply (including packaging and labeling) thereof, determined in accordance with the books and records of such Party or its Affiliates maintained in accordance with Accounting Standards; and (b) to the extent that such Product or its corresponding Licensed Antibody is Manufactured by a Party or its Affiliates, direct material costs and FTE Costs attributable to the Manufacture of such Product or its corresponding Licensed Antibody (excluding the cost of general corporate overhead and administrative

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

personnel), determined in accordance with the books and records of such Party or its Affiliates maintained in accordance with Accounting Standards.

1.90                        “Marketing and Education Expense” means, with respect to a Profit-Share Product, Out-of-Pocket Costs (excluding corporate and administrative overhead and all internal FTE Costs) that are specifically identifiable and allocable to the advertising, promotion and marketing of such Profit-Share Product consistent with the applicable Commercialization Plan, and related professional education in the Field (to the extent not performed by sales representatives), including such Out-Of Pocket Costs for (i) promotional/educational materials, (ii) reimbursement and patient assistance programs and health outcomes programs, (iii) development of information and data specifically identifiable for national accounts, managed care organizations and group purchasing organizations of such Profit-Share Product consistent with the Commercialization Plan, (iv) development of competitive intelligence, (v) branding expenses, (vi) packaging and labeling expenses, (vii) advertisements appearing in journals, newspapers, magazines or other media, including direct mail and electronic media, (viii) external market research, (ix) the Profit-Share Product-specific public relations programs, (x) sales operations and reimbursement services, and (xi) training programs and materials; provided, however, that such expenses shall exclude Indirect Selling Expenses and Medical Affairs Costs.

1.91                        “Medical Affairs Activities” means, with respect to a Product, activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, such Product in the Territory, including, with respect to such Product: (a) conducting service based medical activities including providing input and assistance with consultancy meetings, recommending investigators for Clinical Trials and providing input in the design of such trials and other research related activities, and delivering non-promotional communications and conduct non-promotional activities including presenting new clinical trial data and other scientific information; (b) grants to support continuing medical education, symposia, or Third Party research specifically related to such Product in the Territory; (c) development, publication and dissemination of Publications relating to such Product and relevant disease states in the Territory; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; (e) conducting advisory board meetings or other consultant programs; (f) support of investigator-initiated Clinical Trials; (g) managing relationships with cooperative groups, physician/hospital networks and advocacy groups; (h) establishing and implementing risk, evaluation and mitigation strategies; and (i) Phase 4 Clinical Trials.

1.92                        “Medical Affairs Costs” means, with respect to a Product, FTE Costs and Out-of-Pocket Costs incurred in accordance with this Agreement and consistent with the applicable Development Plan or Commercialization Plan that are specifically identifiable and allocable to Medical Affairs Activities with respect to such Product in the Field.

1.93                        “MHLW” means the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.

1.94                        “MSKCC” means the Memorial Sloan-Kettering Cancer Center.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.95                        “Named Target” means, as applicable, GITR, LAG-3, OX-40, TIM-3 or the Target as to which an Assumed Project is directed.

1.96                        “Net Sales” means, with respect to any Product, the gross amount invoiced by Incyte and Incyte Related Parties on sales or other dispositions of such Product, and with respect to any Terminated Product, the gross amount invoiced by Agenus and its Affiliates, licensees and sublicensees on sales or other dispositions of such Terminated Product, as applicable, to Third Parties, or otherwise directly or indirectly paid to or earned by Incyte or an Incyte Related Party with respect to the sale of such Product, or Agenus and its Affiliates and sublicensees with respect to the sale of such Terminated Product, in each case less the following:

(a)                                 trade, cash and/or quantity discounts not already reflected in the amount invoiced, to the extent related to the gross amount invoiced;

(b)                                 allowances and adjustments credited or payable, including credit for spoiled, damaged, outdated, recalled and returned Product or Terminated Product, to the extent related to the gross amount invoiced and substantiated by reasonable documentation;

(c)                                  freight, insurance and other transportation charges incurred in shipping such Product or Terminated Product to Third Parties, to the extent identified as such in the invoice to the Third Party, to the extent included in the gross amount invoiced;

(d)                                 amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates (including wholesaler inventory management fees, retroactive price reductions, commissions, discounts or billing errors, and any other allowances which effectively reduce the net selling price);

(e)                                  all tariffs, duties, excises, sales taxes, or other taxes (including value-added tax) and custom duties imposed on such Product or Terminated Product, in each case to the extent invoiced to customers or otherwise included within gross amounts invoiced; and

(f)                                   other similar and customary deductions which are in accordance with the applicable Accounting Standards.

Net Sales will not include sales between or among Incyte and Incyte Related Parties, or Agenus and its Affiliates or sublicensees, as applicable; provided, however, that any resale to Third Parties shall be included in Net Sales.

Net Sales shall be calculated in accordance with Accounting Standards.  In the case of any sale or other disposal for value, such as barter or counter-trade, of a Product or Terminated Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Product or Terminated Product in the country of sale or disposal, as determined in accordance with Accounting Standards.  Donated Product or Terminated Product in reasonable quantities will be excluded from Net Sales.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.97                        “North America” means the United States of America, Canada and Mexico and their respective territories and possessions.

1.98                        “Oncology Field” means all oncology Indications as defined in subsections 140 — 239 (Neoplasms) of the International Classification of Diseases, Ninth Revision, Clinical Modification (ICD-9-CM), including all hematologic malignancies, solid tumors and myeloproliferative diseases (including myelofibrosis, polycythemia rubra vera and essential thrombocythemia) as listed in ICD-9-CM.

1.99                        “Out-of-Pocket Costs” means, with respect to specified activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for Products, and have been recorded in accordance with Accounting Standards.

1.100                 “OX-40” means the member of the tumor necrosis factor superfamily of receptors that is otherwise known as CD-134.

1.101                 “OX-40 Antibody” means an Antibody that Interacts with OX-40 that is Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term, or arises out of the OX-40 Project.

1.102                 “OX-40 Project” means the project conducted under this Agreement directed to the Development, Manufacture and Commercialization of Antibodies that Interact with OX-40.

1.103                 “Patent and Trademark Costs” means, with respect to a Product, FTE Costs and Out-of-Pocket Costs incurred by either Party or its Affiliates in connection with (a) the Prosecution of Agenus Patent Rights, Incyte Program Patent Rights, or Joint Patent Rights that Cover such Product in the Field in the Territory, reasonably allocated to such Products in the Field if such Patent Rights Cover products other than Products or Indications outside of the Field; (b) conducting patentability, landscape and freedom to operate analyses (including preparing opinions of invalidity or non-infringement) with respect to Inventions and Patent Rights of potential relevance to such Product; (c) when mutually agreed by internal or external patent counsel to the Parties with notice to the JSC, conducting opposition, invalidation, reexamination, reissue, post-grant review, inter partes review, or other similar administrative proceeding, administrative appeal thereof, or litigation thereof with respect to Third Party Patent Rights of potential relevance to such Product; (d) enforcing the Agenus Patent Rights, Incyte Program Patent Rights and Joint Patent Rights Covering such Product in the Field in the Territory in accordance with this Agreement; (e) defending Third Party Infringement Claims and Invalidity Claims with respect to the Agenus Patent Rights, Incyte Program Patent Rights and Joint Patent Rights Covering such Product in the Field in the Territory; and (f) establishing, maintaining and enforcing Product-specific trademarks in the Territory.  Patent and Trademark Costs shall include the foregoing activities as they pertain to Bullpen Targets if and to the extent mutually agreed by internal or external patent counsel to the Parties with notice to the JSC.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.104                 “Patent Rights” means United States and non-U.S. patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, reissues, reexaminations and extensions thereof.

1.105                 “Patent Term Extension” means any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart of the foregoing, including supplemental protection certificates.

1.106                 “PD-1” means programmed cell death protein 1.

1.107                 “PD-1 Antibody” means an Antibody that Interacts with PD-1 that is Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates as of the Effective Date or arises out of an internal discovery project conducted by Agenus or, subject to Section 12.3(b)(ii) any of its Affiliates during the period beginning on the Effective Date and ending [**] thereafter.

1.108                 “Permitted Subcontractor” means an Affiliate or a Third Party to which a Party may subcontract portions of the activities allocated to it under a Development Plan or Commercialization Plan in accordance with the terms of this Agreement.

1.109                 “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

1.110                 “Phase 1 Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. §312.21(a) (or the non-United States equivalent thereof).

1.111                 “Phase 2 Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials, as further defined in 21 C.F.R. §312.21(b) (or the non-United States equivalent thereof).

1.112                 “Phase 3 Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular Indication in a manner sufficient to file a BLA to obtain regulatory approval to market the product, as further defined in 21 C.F.R. §312.21(c) (or the non-United States equivalent thereof).

1.113                 “Phase 4 Clinical Trial” means a human clinical trial which is conducted on a product after Regulatory Approval of the product has been obtained from an appropriate Regulatory Authority, and includes (a) trials conducted voluntarily for enhancing marketing or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

scientific knowledge of an approved Indication or (b) trials conducted after Regulatory Approval due to request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval.

1.114                 “Pivotal Clinical Trial” means (a) a Phase 2 Clinical Trial that is prospectively designed to generate sufficient data (if successful) to file for accelerated approval of a BLA or (b) a Phase 3 Clinical Trial.

1.115                 “Prior Confidentiality Agreement” means the Confidentiality Agreement between Incyte and Agenus US, dated May 13, 2014, as amended on August 12, 2014.

1.116                 “Product Liability Costs” means, with respect to a Product, FTE Costs and Out-of-Pocket Costs incurred by either Party or its Affiliates associated with (a) any recall of such Product in the Field in the Territory, including the cost of any investigations or corrective actions with respect thereto, and (b) any Excess Product Liability Costs to the extent set forth in Section 9.3.

1.117                 “Product” or “Products” means, collectively, Profit-Share Products and Royalty-Bearing Products.  For clarity, Products includes Combination Products.

1.118                 “Profit-or-Loss” means, on a Profit-Share Product-by-Profit-Share Product basis with respect to a Calendar Quarter:  (a) Net Sales of such Profit-Share Product in the Field in the Territory by Incyte and Incyte Related Parties, plus (b) Profit-Share Product Proceeds, minus (c) Allowable Expenses, to the extent such deductions have not already or otherwise been deducted, and determined from the books and records of the Parties and their respective Affiliates and Permitted Subcontractors, in accordance with Accounting Standards.  For purposes of clarity, it is understood that (A)  there shall be no double-counting of expenses within the definition of Profit-or-Loss and (B) the Profit-or-Loss shall be calculated and payable in accordance with Section 7.3 even if there are no Net Sales and prior to the First Commercial Sale.

1.119                 “Profit-Share Antibodies” means GITR Antibodies, OX-40 Antibodies and Assumed Project Antibodies arising out of an Assumed Project designated by Agenus as a Profit-Share Project pursuant to Section 4.5(b)(i).

1.120                 “Profit-Share Product” means any therapeutic preparation that contains one or more Profit-Share Antibodies; provided, however, that prior to the commencement of Development of any therapeutic preparation that contains both a Profit-Share Antibody and a Royalty-Bearing Antibody, the Parties (through the JSC) shall discuss in good faith and agree on the appropriate financial arrangements relating to such therapeutic preparation, which could include agreement upon an allocation of Allowable Expenses and Profit-and-Loss between the Parties with respect thereto.

1.121                 “Profit-Share Projects” means the GITR Project, the OX-40 Project, and each Assumed Project designated by Agenus as a Profit-Share Project pursuant to Section 4.5(b)(i).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.122                 “Profit-Share Product Proceeds” means, with respect to a Profit-Share Product, any proceeds received by Incyte or its Affiliates from Third Parties with respect to the Development, Manufacture or Commercialization of such Profit-Share Product in the Field and in the Territory, including proceeds attributable to a grant of a license or sublicense, or a grant of distribution rights, to permitted sublicensees and distributors under this Agreement, to Develop, Manufacture or Commercialize such Profit-Share Product (or, if rights in addition to such rights to such Profit-Share Product are granted to such Third Party, then reasonably allocated to the rights granted to such Third Party with respect to such Profit-Share Product), but excluding:

(a)                                 amounts received by Incyte or any of its Affiliates as payments for their actual reasonably allocated direct costs (including FTE Costs and Out-of-Pocket Costs) to perform Development, Manufacturing or Commercialization activities undertaken by Incyte or its Affiliates for, or in collaboration with, such Third Party with respect to such Profit-Share Product, to the extent such costs have not been included in Allowable Expenses;

(b)                                 amounts received by Incyte or any of its Affiliates from such Third Party as the purchase price for Incyte’s or any of its Affiliates’ debt or equity securities, except that amounts which exceed the fair market value of such debt or equity securities shall not be so excluded to the extent otherwise falling within this definition;

(c)                                  those Patent and Trademark Costs paid by Incyte or its Affiliates, and reimbursed by such Third Party, with respect to such Profit-Share Product or, if incurred with respect to multiple Profit-Share Products and/or other products, then reasonably allocated to the relevant Profit-Share Product, to the extent such costs have not been included in Allowable Expenses; and

(d)                                 amounts received by Incyte as reimbursement for costs borne solely by Incyte, with respect to Third Party claims for which the Third Party is obligated to indemnify Incyte.

1.123                 “Program” means the program to Develop, Manufacture and Commercialize Products in the Field and the Territory under this Agreement.

1.124                 “Program Right” means the right to Develop, Manufacture and Commercialize Products pursuant to this Agreement.

1.125                 “Projects” means, collectively, the GITR Project, the LAG-3 Project, the OX-40 Project, the TIM-3 Project, and all Assumed Projects.

1.126                 “Prosecution” or “Prosecute” means, with respect to a particular Patent Right, all activities associated with the preparation, filing, prosecution and maintenance of such Patent Right (and patent application(s) derived from such Patent Right), as well as re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent Right, together with the conduct of interference, opposition, invalidation, reexamination, reissue proceeding, post-grant review, inter

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

partes review, derivation proceeding or other similar administrative proceeding or administrative appeal thereof, with respect to that Patent Right.

1.127                 “Publication” means any publication in a scientific journal, any abstract to be presented to any scientific audience not subject to confidentiality obligations, any presentation at any scientific conference, including slides and texts of oral or other public presentations presented to a scientific audience not subject to confidentiality obligations, any other scientific presentation and any other oral, written or electronic disclosure directed to a scientific audience not subject to confidentiality obligations, in each case which pertains to a Product or the use of a Licensed Antibody or Product in the Field.

1.128                 “Regulatory Approval” means, with respect to a Product, all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local Regulatory Authority, department, bureau and other governmental entity that are necessary for the marketing and sale of such Product in a country or group of countries.

1.129                 “Regulatory Authority” means, with respect to a country, the regulatory authority or regulatory authorities of such country with authority over the testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a biological product in such country.

1.130                 “Regulatory Costs” means, with respect to a Product, FTE Costs and Out-of-Pocket Costs incurred by a Party or its Affiliates associated with the preparation and filing of INDs and BLAs, and the maintenance of Regulatory Approvals, for such Product in the Field, including such FTE Costs and Out-of-Pocket Costs which are (a) fees paid to Regulatory Authorities directly related to INDs, BLAs and Regulatory Approvals for such Product in the Field, (ii) costs of any Regulatory Interactions with respect to such Product in the Field, and (iii) costs to establish and maintain the Global Safety Database for such Product.

1.131                 “Regulatory Documentation” means, with respect to a Product, all INDs, BLAs and other regulatory applications submitted to any Regulatory Authority, copies of Regulatory Approvals, orphan drug designations, “fast-track”, “breakthrough” or similar designations, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. §314.420 and any non-United States equivalents), and any other reports, records, regulatory correspondence and other materials relating to Regulatory Approval of such Product, or required to manufacture, distribute or sell such Product, including any information that relates to pharmacology, toxicology, chemistry, manufacturing and controls data, batch records, safety and efficacy, and any safety database required to be maintained for Regulatory Authorities.

1.132                 “Regulatory Exclusivity” means, with respect to a Product, that Third Parties are prevented from legally Developing, Manufacturing or Commercializing a product that could compete with such Product in a country, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country, other than through Patent Rights.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.133                 “Regulatory Interactions” means (a) all regulatory actions, communications and filings with, and submissions to, all Regulatory Authorities with respect to a Product, and (b) interfacing, corresponding and meeting with the Regulatory Authorities with respect to a Product.

1.134                 “Retrocyte Display Technology” means (a) the Patent Rights Controlled by Agenus or its Affiliates that Cover, or Know-How Controlled by Agenus or its Affiliates that relate to, the discovery and optimization of Antibodies and other molecules against Targets of interest, including Patent Rights arising from PCT Application Publication Nos. WO03/068819, WO09/109368 and WO11/061336, (b) platforms embodying components, component steps or other portions of any of the foregoing, and (c) any Retrocyte Display Improvement, but, for clarity excluding any Know-How that is specific to any Licensed Antibody(ies) or Product(s) and any Patent Right that Covers any Licensed Antibody(ies) or Product(s).

1.135                 “Retrocyte Display Improvement” means any Invention constituting an improvement, enhancement, modification, or adaptation of the Retrocyte Display Technology, and all Patent Rights Covering any such Invention, and all Know-How that is specific to, and constitutes an improvement, enhancement, modification, or adaptation of, the Retrocyte Display Technology.

1.136                 “Royalty-Bearing Antibodies” means TIM-3 Antibodies, LAG-3 Antibodies and Assumed Project Antibodies arising out of an Assumed Project designated by Agenus as a Royalty-Bearing Project pursuant to Section 4.5(b)(i).

1.137                 “Royalty-Bearing Product” means, subject to Section 1.120, any therapeutic preparation that contains one or more Royalty-Bearing Antibodies.

1.138                 “Royalty-Bearing Projects” means the TIM-3 Project, the LAG-3 Project and each Assumed Project designated by Agenus as a Royalty-Bearing Project pursuant to Section 4.5(b)(i).

1.139                 “Target” means a protein or its corresponding DNA or RNA sequence.

1.140                 “Territory” means the entire world.

1.141                 “Third Party” means any Person other than a Party or its Affiliates.

1.142                 “Third Party IP Costs” means, with respect to a Profit-Share Product, royalties, license fees or other payments, as applicable, that are (a) reasonably allocable to, and necessary or useful for, the Development, Manufacture or Commercialization of such Product in the Field in the Territory, (b) incurred by either Party or its Affiliates to license Intellectual Property Rights from a Third Party, and (c) are first licensed by such Party or its Affiliate after the Effective Date.

1.143                 “TIM-3” means T cell immunoglobulin mucin-3.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.144                 “TIM-3 Antibody” means an Antibody that Interacts with TIM-3 that is Controlled by Agenus or, subject to Section 12.3(b)(ii), any of its Affiliates, as of the Execution Date or during the Term, or arises out of the TIM-3 Project.

1.145                 “TIM-3 Project” means the project conducted under this Agreement directed to the Development, Manufacture and Commercialization of Antibodies that Interact with TIM-3.

1.146                 “Vaccine” means an immunogen, the administration of which is intended to stimulate the immune system to result in the prevention, amelioration or therapy of any Indication.

1.147                 “Valid Claim” means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period); or (b) a claim within a patent application that was filed in good faith and which has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, provided that [**].

1.148                 “Voting Stock” means securities of any class or series of a corporation, limited liability company, association or other entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote generally in matters put before the shareholders or members of such corporation, limited liability company, association or other entity, including the right to vote for the election of directors or members of an equivalent governing body.

1.149                 Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section Number
4-AB	Introduction
Abandoned Commercialization	5.3
Abandoned Development	4.3
Agreement	Introduction
Agenus	Introduction
Agenus Indemnified Parties	9.1(a)
Agenus US	Introduction
Authorized Generic Version	1.13
Bankruptcy Code	2.4(a)
Biosimilar Notice	6.3(a)
Breaching Party	8.2(b)
Co-Development Option	4.4
Co-Development Quarterly Payment	4.4(b)
Co-Development Royalty	4.4(c)
Commercialization Plan	5.1(b)
Co-Promotion Agreement	5.4(b)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Co-Promotion Option	5.4(a)
Development Plan	4.1(b)
Disclosing Party	11.1(a)
Discovery Option	4.5(b)(iii)
Discovery Target	4.5(a)
Excess Product Liability Costs	9.3
Execution Date	Introduction
Expert	Schedule 12.2
Global Safety Database	4.7(c)
Incyte	Introduction
Incyte Indemnified Parties	9.2(a)
Incyte Other Invention	6.1(a)
Incyte Program Invention	6.1(a)
Initial Discovery Period	1.36
Insolvency Proceeding	2.4(b)
Invalidity Claim	6.5
JAMS	Schedule 12.2
Joint Inventions	6.1(a)
Joint Patent Rights	6.1(a)
JSC	3.1(a)
Licensed IP Infringement	6.3(a)
Losses	9.1(a)
Negotiation Notice	2.3(d)
Negotiation Period	2.3(d)
Non-Breaching Party	8.2(b)
Option Period	4.5(b)(iii)(B)
Option Product	4.5(b)(iii)(F)
Paragraph IV Notice	6.3(a)
Parent	Introduction
Party; Parties	Introduction
Payee	7.9
Payment	7.9
Payor	7.9
PD-1 Negotiation Notice	2.8
PD-1 Negotiation Period	2.8
PD-1 Territory	2.8
PD-1 Trigger Period	2.8
Project Management Team	3.2
Recipient	11.1(a)
ROFN Trigger Period	2.3(d)
Royalty Term	7.6(b)(i)
SEC	11.2(b)
Severed Clause	12.11
[**]	7.5(b)(ii)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Stock Purchase Agreement	10.5(c)
Subcommittee	3.2
Term	8.1
Terminated Product	8.3(a)
Terminated Project	8.3(a)
Third Party Infringement Claim	6.4
Triggering Information	4.4(a)
[**]	7.5(b)(ii)
UCC	5.4(b)(iii)
Voting Securities	10.5(a)(i)
Withhold	7.9
Withholding Tax	7.9

ARTICLE II:  LICENSES

2.1                               Rights Granted by Agenus.  Subject to the terms of this Agreement and, as applicable with respect to the relevant Agenus IP, any retained rights of LICR and MSKCC under the LICR Agreement, Agenus hereby grants Incyte, during the Term, an exclusive, royalty-bearing, non-transferable (except in accordance with Section 12.3) license or sublicense, as applicable, under the Agenus IP to Develop, Manufacture and Commercialize Licensed Antibodies and Products in the Territory and in the Field.

2.2                               Rights Granted by Incyte.  Subject to the terms of this Agreement, Incyte hereby grants to Agenus:

(a)                                 a non-exclusive, royalty-free, non-transferable (except in accordance with Section 12.3) license or sublicense, as applicable, under the Incyte IP, solely to the extent necessary to permit Agenus and its Affiliates to exercise their respective rights and to perform their respective obligations under this Agreement; and

(b)                                 a non-exclusive, fully paid-up, sublicensable license or sublicense, as applicable, under the Incyte Program Patent Rights and the Incyte Program Know-How to Develop, Manufacture and Commercialize Licensed Antibodies and Products (excluding Combination Products) in the Territory outside of the Field.

2.3                               Sublicense Rights.

(a)                                 Each Party shall have the right to grant sublicenses under the licenses granted to the other Party under Sections 2.1 and 2.2 to its Affiliates and, subject to Sections 2.3(b)-(d), as applicable, to Third Parties.

(b)                                 Incyte and its Affiliates may freely sublicense the Agenus IP to Third Parties, directly or indirectly, through multiple tiers, except that any sublicense under Agenus IP (i) licensed to Agenus by LICR pursuant to the LICR Agreement shall require the prior written consent of Agenus (such consent not to be unreasonably withheld, delayed or conditioned), and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(ii) Covering the Commercialization of a Product in the Field shall be subject to the provisions of subsection (d) below.  Incyte shall provide Agenus with a copy of any such sublicense agreement within [**] after the execution thereof.  Each sublicense of the Agenus IP shall be consistent with the terms and conditions of this Agreement and, if applicable, the LICR Agreement as set forth in Section 2.6 below, and Incyte shall guarantee the performance of its Affiliates and permitted sublicensees with respect to any sublicense granted pursuant to this Section 2.3(b).

(c)                                  Agenus may freely sublicense the rights granted to Agenus under the Incyte Program Patent Rights and the Incyte Program Know-How outside of the Field to Third Parties, subject to the provisions of Section 2.7.  Agenus shall provide Incyte with a copy of any such sublicense agreement within [**] after the execution thereof.  Each sublicense of the Incyte Program Patent Rights or Incyte Program Know-How outside of the Field shall be consistent with the terms and conditions of this Agreement, and Agenus shall guarantee the performance of its permitted sublicensees with respect to any sublicense granted pursuant to this Section 2.3(c).

(d)                                 In the event that Incyte desires to commence negotiations with any Third Party (other than Permitted Subcontractors or Third Party distributors) to license and sublicense all or a portion of Incyte’s Program Rights to Commercialize a Product in the Field, Incyte shall promptly notify Agenus of its intent to enter into such a transaction, identifying the specific Product that will be the subject of such transaction.  Within [**] after receipt of such notification (the “ROFN Trigger Period”), Agenus shall notify Incyte in writing either that (i) Agenus is interested in negotiating an agreement with respect to such Program Rights (the “Negotiation Notice”) or (ii) Agenus has no interest and therefore waives its right of first negotiation with respect to such Program Rights.  If Agenus notifies Incyte in writing within such [**] period that Agenus desires to negotiate an agreement with respect to such Program Rights, the Parties shall negotiate in good faith for up to [**] from the date of such notification (the “Negotiation Period”), or such longer period as agreed between the Parties, regarding the terms pursuant to which the Parties would enter into a transaction with respect to such Program Rights.  Failure by Agenus to give written notice of its interest or lack of interest in negotiating such agreement within [**] after receipt of written notice from Incyte as described in the first sentence of this Section 2.3(d) shall be deemed to constitute a waiver by Agenus of its right of first negotiation with respect to such Program Rights.  If Agenus provided the Negotiation Notice within the ROFN Trigger Period, but Incyte and Agenus are unable to reach agreement during the Negotiation Period, Incyte may offer its Program Rights in the applicable Product to a Third Party; provided, however, that [**].

2.4                               Section 365(n).

(a)                                 All rights and licenses granted under or pursuant to any section of this Agreement, including all rights to sublicense, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Each Party agrees that the other Party, to the extent that it is a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

elections under the Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to a complete duplicate of or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided that such other Party continues to fulfill its obligations as specified herein in full.  Such intellectual property and all embodiments thereof shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the other Party, unless the Party subject to such bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding, upon written request therefor by the other Party.  The foregoing is without prejudice to any rights that either Party may have arising under the Bankruptcy Code or other applicable law.

(b)                                 Nothing in this Section 2.4 shall be deemed any admission that this Agreement is an executory contract or that this Agreement or any obligation hereunder is otherwise subject to rejection or disavowal in the bankruptcy, liquidation, reorganization, receivership, assignment for the benefit of creditors, administration, insolvency, or similar proceeding or circumstance (an “Insolvency Proceeding”) of any Party, nor any admission that upon any such proceeding or circumstance involving a Party, or upon any such rejection or disavowal by a Party, the other Party (or any sublicensee thereof) would lose or not be able to enforce or benefit from any right hereunder (or under any applicable sublicense.

(c)                                  Each of the Parties agrees and acknowledges, as a licensor of intellectual property under this Agreement, in entering this Agreement and granting the rights it respectively grants under this Agreement, and in its efforts to protect its own valuable intellectual property, it has relied on the particular skills and business qualities of the other Party as recipient of such rights.  Such skills and business qualities include the expected future innovation of the other Party, and the particular market segments addressed by the other Party in its business.  Each of the Parties further agrees and acknowledges that upon the occurrence of any Insolvency Proceeding, this Agreement is of the type described in Section 365(c)(1) and (e)(2) of the Bankruptcy Code, and under any other applicable Law, for such reasons.

2.5                               No Implied Licenses or Rights; Retained Rights.

(a)                                 No Implied Licenses or Rights.  Except as expressly provided in Section 2.1 or elsewhere in this Agreement, all rights in and to the Agenus IP, and any other Patent Rights or Know-How of Agenus and its Affiliates, are hereby retained by Agenus and its Affiliates.  Except as expressly provided in Section 2.2 or elsewhere in this Agreement, all rights in and to the Incyte IP, and any other Patent Rights or Know-How of Incyte and its Affiliates, are hereby retained by Incyte and its Affiliates. For the purposes of clarity, and notwithstanding any other provision of this Agreement, the licenses granted in Section 2.1 give Incyte no rights to utilize or exploit, (i) the Agenus IP, a Licensed Antibody or a Product outside of the Field, (ii) the Retrocyte Display Technology, Retrocyte Display Improvements, or any Patent Rights or Know-How Controlled by Agenus and its Affiliates Covering the foregoing, or (iii) Patent Rights or Know-How Controlled by Agenus and its Affiliates Covering a Vaccine (including the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Prophage Series Vaccines), adjuvant (including the QS-21 Stimulon adjuvant) or heat shock protein technologies.

(b)                                 Retained Rights. Notwithstanding the exclusive licenses granted to Incyte pursuant to Section 2.1, Agenus retains the right to practice under the Agenus IP (i) to exercise its rights and to perform (and to sublicense Third Parties to perform) its obligations under this Agreement and (ii) for all purposes outside of the Field, subject to the provisions of Section 2.7.

2.6                               LICR Agreement.  Incyte acknowledges and agrees that certain of the licenses hereunder are subject to the following terms and conditions of the LICR Agreement: (a) the reporting and record-keeping obligations with respect to sales of Products as provided in Sections 2.6 and 3.8 of the LICR Agreement, (b) indemnification under Section 5.4(a)(ii) of the LICR Agreement, and (iii) obligations of non-use of name as provided in Section 6.5 of the LICR Agreement.  In the event of any conflict or inconsistency between any applicable provision of this Agreement and such provisions of the LICR Agreement, such provisions of the LICR Agreement shall prevail with respect to the relevant Agenus IP licensed to Agenus by LICR pursuant to the LICR Agreement, except to the extent such inconsistency results from a breach by Agenus of Section 10.6.  For purposes of clarity, all financial obligations of Agenus under the LICR Agreement shall be the sole responsibility of Agenus.

2.7                               Non-Compete.

(a)                                 [**], neither Agenus nor, subject to Section 12.3(b)(ii), its Affiliates shall Develop, Manufacture or Commercialize outside of the Field any Licensed Antibody or Product that is identified in, and is being Developed, Manufactured or Commercialized under, a Development Plan or Commercialization Plan hereunder.

(b)                                 [**], neither Incyte nor, subject to Section 12.3(b)(ii), its Affiliates shall Develop, Manufacture or Commercialize any Licensed Antibody or Product outside of the Field.

(c)                                  [**], neither Party nor, subject to Section 12.3(b)(ii), any of its Affiliates, shall independently, or with a Third Party, conduct Development of, Manufacture or Commercialize in the Territory any Antibody that Interacts with a Named Target (including, for clarity, any Licensed Antibody) or a Bullpen Target, or a therapeutic preparation containing such an Antibody, in the Field other than as part of the Program, except (i) if the prior written consent of the other Party has been obtained, (ii) in the case of a Party, for any Antibody that Interacts with a Bullpen Target that is the subject of a Discovery Project that the other Party has declined to include in the Program as an Assumed Project pursuant to Section 4.5(b)(ii), so long as such Antibody does not Interact with a Named Target or another Bullpen Target, (iii) each Party may conduct preclinical or other nonclinical research (including screening and comparative pharmacology) using an Antibody obtained from a Third Party or owned by a Third Party in order to help advance and position the efforts of the Parties in the Program, and (iv) each Party may screen any Antibody for purposes of determining that such Antibody does not Interact with a Named Target or a Bullpen Target.  For clarity, if the JSC elects to remove a Target from the list of Bullpen Targets, any Antibody that Interacts with such Bullpen Target shall no longer be

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

subject to this Section 2.7(c) but only if such Antibody does not Interact with a Named Target or another Bullpen Target.

(d)                                 During the period beginning on the Effective Date and ending [**] thereafter or, if later, the expiration of the PD-1 Negotiation Period, neither Incyte nor, subject to Section 12.3(b)(ii), any of its Affiliates, shall independently, or with a Third Party, conduct Development of, Manufacture or Commercialize in the Territory any Antibody that Interacts with PD-1, or a therapeutic preparation containing such an Antibody, in the Field except (i) if the prior written consent of Agenus has been obtained, and (ii) Incyte may screen any Antibody for purposes of determining that such Antibody does not Interact with PD-1.

(e)                                  In the event either Party or its Affiliate acquires control (as “control” is defined in Section 1.2) of any Third Party, the activities of such Third Party shall not constitute a breach of this Agreement; provided that (i) no later than [**] following consummation of the transaction in which such Party or its Affiliate acquires control of such Third Party, the acquiring Party or Affiliate takes appropriate action, through presentation of the applicable product to the other Party pursuant to Section 4.5, divestiture of assets, or otherwise, to cause such Party to come into compliance with the terms of this Agreement; (ii) during such [**] period, the acquiring Party or Affiliate keeps such acquired Third Party’s activities with respect to the Antibodies and therapeutic preparations that would otherwise breach Sections 2.7(a), 2.7(b), 2.7(c) or 2.7(d) separate from the Development, Manufacturing and Commercialization programs for Licensed Antibodies and Products, and ensures that no Confidential Information is utilized in such activities; and (iii) the acquiring Party continues to meet its other obligations hereunder.

(f)                                   In the event that a Party undergoes a Change in Control, then the research, development, manufacture or commercialization in the Field in the Territory of an Antibody that Interacts with a Named Target or a Bullpen Target, or a therapeutic preparation containing such an Antibody, that, as of the date of such Change in Control is being researched, developed, manufactured or commercialized by the assignee or acquirer of such Party, or any Person which, immediately prior to such Change in Control, is an Affiliate of such assignee or acquirer, shall not constitute a breach of this Agreement; provided that (i) such assignee or acquirer or Affiliate keeps such research, development, manufacturing or commercialization program for such other Antibody, and any products containing such an Antibody, separate from the Development, Manufacture and Commercialization programs for Licensed Antibodies and Products, and ensures that no Confidential Information is utilized in such program; and (ii) the acquired or assigning Party continues to meet its obligations hereunder.

2.8                               PD-1 Negotiation Right.  In the event that Agenus desires to commence negotiations with a Third Party with respect to the grant of commercialization rights in the Field for PD-1 Antibodies in North America and/or the European Union (the “PD-1 Territory”) at any time during the period beginning on the Effective Date and ending [**] thereafter or if, during such period, Agenus desires to continue such negotiations which were begun on or after the Execution Date but before the Effective Date, Agenus shall promptly notify Incyte of its intent to enter into such a transaction.  Within [**] after receipt of such notice (the “PD-1 Trigger

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Period”), Incyte shall notify Agenus in writing either that (i) Incyte is interested in negotiating an agreement with respect to such PD-1 Antibodies in the Field in all or a portion of the PD-1 Territory (the “PD-1 Negotiation Notice”) or (ii) Incyte has no interest and therefore waives its right of first negotiation.  If Incyte notifies Agenus in writing within the PD-1 Trigger Period that Incyte desires to negotiate an agreement, the Parties shall negotiate in good faith for up to [**] from the date of such notification (the “PD-1 Negotiation Period”), or such longer period as agreed between the Parties, regarding the terms pursuant to which the Parties would enter into a transaction with respect to such PD-1 Antibodies in the Field in the PD-1 Territory.  Failure by Incyte to give written notice of its interest or lack of interest in negotiating such agreement within the PD-1 Trigger Period in all or a portion of the PD-1 Territory shall be deemed to constitute a waiver by Incyte of its right of first negotiation.  If Incyte provided the PD-1 Negotiation Notice within the PD-1 Trigger Period, but Incyte and Agenus are unable to reach agreement during the PD-1 Negotiation Period, Agenus may offer the PD-1 Antibody rights in the Field in the PD-1 Territory to a Third Party; provided, however, that [**] .

ARTICLE III:  GOVERNANCE

3.1                               Joint Steering Committee.

(a)                                 Establishment.  The Parties shall establish a joint steering committee (“JSC”) within thirty (30) days after the Effective Date that will have the responsibility for the overall coordination and oversight of the Development, Manufacture and Commercialization of Licensed Antibodies and Products under this Agreement.  As soon as practicable following the Effective Date (but in no event more than thirty (30) days following the Effective Date), each Party shall designate its initial three (3) representatives on the JSC.  Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article XI.  A representative from Incyte shall act as the chairperson of the JSC; provided, however, that following consummation of a Change in Control of Incyte, a representative from Agenus shall act as the chairperson of the JSC.  The chairperson shall not have any greater authority than any other representative on the JSC, but shall be responsible for the following activities:  (i) calling meetings of the JSC; (ii) preparing and issuing minutes of each such meeting within thirty (30) days thereafter; (iii) ensuring that any decision-making delegated to the JSC is carried out in accordance with Section 3.5; and (iv) preparing and circulating an agenda for the upcoming meeting; provided that the chairperson shall include any agenda items proposed by the other Party.  Each Party shall be free to change its representatives on notice to the other Party or to send a substitute representative to any JSC meeting; provided, however, that each Party shall ensure that at all times during the existence of the JSC, its representatives on the JSC are appropriate in terms of expertise and seniority for the then-current stage of Development or Commercialization of the Products.

(b)                                 Responsibilities.  The JSC shall have responsibility for:  (i) overseeing the initial transfer of information and designated activities between the Parties relating to the Development of Licensed Antibodies and Products; (ii) providing general oversight over the Development of Licensed Antibodies and Products, including the periodic review and approval of the Development Plans (and any material updates, amendments and modifications thereto) and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the review and evaluation of the progress under the Development Plans; (iii) reviewing, amending and, subject to Sections 4.1(c) and 4.4(b), approving the Development budget for each Project; (iv) selecting Indications for Development of Products in the Field; (v) determining which of the Parties will be responsible for Regulatory Interactions with respect to a Product; (vi) reviewing the regulatory approach and filing strategy with respect to seeking and obtaining Regulatory Approval of Products in the Field in the Territory; (vii) determining which of the Parties will be responsible for selecting and monitoring the Manufacturing vendors and otherwise being responsible for Manufacturing activities with respect to Products; (viii) managing the list of Bullpen Targets, including adding and removing Targets from such list; (ix) discussing potential Discovery Projects; (x) developing a Publication plan for each Project and approving all Publications; (xi) providing general oversight over the Commercialization of Products, including the periodic review and approval of the Commercialization Plans for the Profit-Share Products (and any material updates, amendments and modifications thereto); (xii) reviewing, amending and, subject to Section 5.1(b), approving the Commercialization budget for Profit-Share Products; and (xiii) performing such other functions as expressly set forth in this Agreement or appropriate to further the purposes of this Agreement, as mutually agreed upon by the Parties in writing.

3.2                               Project Management Teams; Other Subcommittees.  The JSC shall establish one or more project management teams (each, a “Project Management Team”) with one such Project Management Team being established for each Project unless otherwise agreed by the JSC (and, for clarity, the JSC may instead determine that there should be a single Project Management Team for the Program, or different Project Management Teams for early stage vs. late stage Development activities for all Projects, or any other approach approved by the JSC).  The Project Management Teams shall have responsibility for coordinating, expediting and controlling the Development of Products to obtain Regulatory Approvals.  Each Project Management Team will, with respect to the applicable Project (unless otherwise agreed by the JSC), (a) develop and recommend to the JSC updates to the Development Plan (including annual Development budgets), (b) facilitate the flow of information with respect to Development work being conducted for each Product in the Territory, and (c) discuss and cooperate regarding the conduct of such Development work.  The JSC may establish and disband such other subcommittees as deemed necessary by the JSC (each, a “Subcommittee”).  Each Project Management Team and Subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties.  For the avoidance of doubt, either Party may designate the same representatives to serve on multiple or all Project Management Teams or Subcommittees or on the JSC and any Project Management Team or Subcommittee.  Each Party shall be free to change its representatives on notice to the other or to send a substitute representative to any Project Management Team or Subcommittee meeting; provided, however, that each Party shall ensure that at all times during the existence of any Project Management Team or Subcommittee, its representatives on such Project Management Team or Subcommittee are appropriate in terms of expertise and seniority for the then-current stage of Development of the applicable Products in the Field in the Territory.  Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article XI.  No Project Management Team or Subcommittee shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

have the authority to bind the Parties hereunder and each Project Management Team or Subcommittee shall report to, and any decisions shall be made by, the JSC.

3.3                               Committee Meetings.  The JSC and each of the Project Management Teams and Subcommittees shall each hold at least one (1) meeting per Calendar Quarter at such times during such Calendar Quarter as the chairperson elects to do so.  Except where a Party fails to appoint a member or members to the JSC or the Project Management Teams or Subcommittees or fails to participate in meetings of the JSC or the Project Management Teams or Subcommittees pursuant to Section 3.6, meetings of the JSC and the Project Management Teams or Subcommittees, respectively, shall be effective only if at least one (1) representative of each Party is present or participating.  The JSC and each Project Management Team or Subcommittee may meet either (a) in person at either Party’s facilities in the United States or at such locations as the Parties may otherwise agree or (b) by audio or video teleconference; provided that no less than one (1) JSC meeting during each Calendar Year shall be conducted in person.  Other representatives of each Party involved with the relevant Products may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in Article XI.  Additional meetings of the JSC, Project Management Teams or Subcommittees may also be held with the consent of each Party, and neither Party shall unreasonably withhold its consent to hold such additional meetings, or as required under this Agreement.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings, and such expenses shall not be Development Costs or Allowable Expenses hereunder.

3.4                               Authority.  The JSC, each Project Management Team and any Subcommittee shall have only the powers assigned expressly to it in this Article III and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.  In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or any Project Management Team or Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

3.5                               Decisions.

(a)                                 Initial Dispute Resolution Procedures.  Subject to the provisions of this Section 3.5, actions to be taken by the JSC and each of the Project Management Teams or Subcommittees shall be taken only following a unanimous vote, with each Party (through its representatives) having one (1) vote.  If any Project Management Team or Subcommittee fails to reach consensus on a matter before it for decision for a period in excess of thirty (30) days, either Party shall have the right to refer the matter to the JSC.

(b)                                 Final Decision-Making.  If the JSC fails to reach unanimous agreement on a matter properly before it (in accordance with this Article III) for decision for a period in excess of thirty (30) days, the JSC representatives appointed by Incyte shall have the deciding vote; provided, however, that after the consummation of a Change in Control of Incyte, Agenus shall have the deciding vote with respect to all matters subject to approval by the JSC relating to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the Profit-Share Projects.  The Party that does not have the deciding vote shall have the right to appeal any such decision of the JSC to the Executive Officers for resolution pursuant to Section 12.2.

(c)                                  Limits on Decision-Making.  Notwithstanding the foregoing, a Party shall not exercise its right to finally resolve a dispute pursuant to Section 3.5(b):  (i) in a manner that expands such Party’s rights or excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iii) in a manner that imposes additional Development Costs or Allowable Expenses on the other Party which would not be reimbursed hereunder by the resolving Party, except as expressly provided in Sections 4.1(c), 4.4(b) or 5.1(b); (iv) to resolve any dispute regarding whether a milestone event set forth herein has been achieved; (v) to designate or undesignate a Target as a Bullpen Target; (vi) to determine whether an Antibody that binds specifically with more than one Target shall not be deemed to Interact with whichever such Target it binds to with greatest affinity; or (vii) in a manner that would require a Party to perform any act that it reasonably believes to be inconsistent with any Law or any approval, order, policy or guidelines of a Regulatory Authority.

3.6                               Committee Membership.

(a)                                 Appointment is a Right.  The appointment of members of the JSC and any Project Management Team or Subcommittees is a right of each Party and not an obligation and shall not be a “deliverable” as referenced in any existing authoritative accounting literature.  Each Party shall be free to determine not to appoint members to the JSC or any Project Management Team or Subcommittee.

(b)                                 Consequence of Non-Appointment.  If a Party does not appoint members of the JSC or any Project Management Team or Subcommittee, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and unless and until such members are appointed, the Party that has made the requisite appointments may unilaterally discharge the roles of the JSC or any Project Management Team or Subcommittee for which members were not appointed, provided that neither Party shall unilaterally discharge the roles of the JSC or any Project Management Team or Subcommittee as permitted under this Section 3.6(b) unless the other Party has not appointed any members within thirty (30) days after the first Party has completed its appointment of its members.

3.7                               Future Adjustments in Governance.  The Parties may at any time by mutual written agreement create or delete governance committees or subcommittees or make other modifications to the governance structures contemplated by this Agreement in order to promote the efficient operation of the Program.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE IV:  DEVELOPMENT

4.1                               Conduct of Development Activities.

(a)                                 Generally.  Each Party shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approvals for Products in the Field and in the Territory as soon as practicable, all in accordance with the Development Plan for such Products.  Without limiting the foregoing, the Parties shall use Commercially Reasonable Efforts to Develop at least [**] Licensed Antibody or Product arising out of each Project until the first BLA for a Product arising out of such Project has been filed. Without limiting the foregoing, the Parties shall also use Commercially Reasonable Efforts to cause the first IND for a Profit-Share Product or a Product containing a TIM-3 Antibody to be filed on or before [**].  The Parties agree to cooperate with each other in carrying out the Development Plan for each Product.  Neither Party shall be required to undertake activities in furtherance of the Development Plan if the other Party is not meeting its funding, technology transfer or other commitments set forth in this Agreement that are reasonably necessary to have been performed in order for the such first Party to perform the relevant activities under the Development Plan.

(b)                                 Development Plans.  The Development activities with respect to each Project shall be conducted by the Parties under a development plan and associated budget (each, a “Development Plan”) that will describe the proposed overall program of Development for each Product therein, including preclinical studies, toxicology, formulation, Clinical Trials and regulatory plans and other key elements necessary to obtain Regulatory Approvals for such Product.  For each Project, the Development Plan shall encompass:  (i) with respect to Products for which an IND filing has not occurred, a rolling one (1) Calendar Year period; and (ii) with respect to Products which an IND filing has occurred, a rolling three (3) Calendar Year period.  Each Development Plan shall include a summary of estimated Development Costs expected during the Development process during the applicable time period and a detailed description of and budget for all Development activities proposed for each Calendar Year for each Product.

(c)                                  Initial and Updated Development Plan.  The JSC shall use reasonable efforts to agree upon an initial high-level Development Plan for each Project for the period beginning on the Effective Date and ending on December 31, 2015 within one hundred twenty (120) days of the Effective Date, provided that until such Development Plan has been adopted by the JSC, the Parties will work in good faith on the commencement of activities for each Project in accordance with the preliminary action plan and associated budget set forth in Schedule 4.1 and any Development costs incurred thereunder shall be considered Development Costs hereunder.  Each Development Plan shall be updated at least annually by Incyte, in consultation with Agenus, and in each case submitted to the JSC for review and approval not later than October 31 of each Calendar Year during the Term.  Each such updated Development Plan shall include, with respect to the relevant Project, and the Products therein, to the extent possible, (i) an outline of an overall Development plan for each Product that sets forth all major Development tasks remaining to be accomplished prior to submission of filings for Regulatory Approvals to the extent such tasks are known or can reasonably be ascertained, (ii) a detailed description of, and allocation of responsibility for, all proposed Development activities for the time period

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

applicable to each such Product, and (iii) a detailed financial forecast containing a committed budget for the next Calendar Year and, solely for Products for which an IND has been filed, good faith estimates of the budget for the following two (2) Calendar Years.  The members of each Project Management Team, on a Project-by-Project basis, shall actively consult with one another throughout the Term so as to adjust the specific work performed under the applicable Development Plan to conform to evolving developments in technology and the results of the Development work performed; provided, however, that, while minor adjustments to such Development Plan that do not result in budgeted funding exceeding [**] of the then-total amount budgeted in any Calendar Year for such Project may be made from time to time upon approval of the applicable Project Management Team, significant changes in the scope or direction of the work and any changes in budgeted funding exceeding [**] of the then-total amount budgeted in any Calendar Year for such Project must be approved by the JSC, in the absence of which approval the most recently approved Development Plan and budget shall remain in effect.  Notwithstanding the foregoing, if the JSC does not approve the budget increase and such increase is (1) associated with an activity for which one of the Parties has primary responsibility as described in Section 4.1(d) below, the Party responsible for such activity may fund such activity itself and such expenditure shall not be a Development Cost or Allowable Expense, as applicable, hereunder, or (2) subject to clause (1), associated with an activity for which Agenus has primary responsibility as described in Section 4.1(d) below, Incyte may, in its sole discretion, fund such activity and such expenditure shall be considered an Allowable Expense if such expenditure relates to a Profit-Share Product or a Profit-Share Project but will only be included in the calculation of Profit-or-Loss under Section 7.3 after the First Commercial Sale in any country of such Profit-Share Product (or the first Profit-Share Product under such Profit-Share Project), or may be credited against any amounts payable by Incyte to Agenus pursuant to Section 7.6 with respect to the relevant Royalty-Bearing Product if such expenditure relates to such Royalty-Bearing Product or the relevant Royalty-Bearing Project; provided, however, that any such credit, together with any other offsets against royalties provided under this Agreement, shall not reduce the royalties payable to Agenus in any Calendar Quarter, as applicable, by more than [**] with any such credits not applied in any Calendar Quarter due to the foregoing limit to be carried forward to future Calendar Quarters).

(d)                                 Execution and Performance.  The Development Plan for each Project shall allocate between the Parties responsibility for each of the activities described therein.  Each Party may subcontract portions of the activities allocated to it under a Development Plan to a Permitted Subcontractor, provided that (i) the subcontracting Party shall be responsible for the performance of its Permitted Subcontractors, and (ii) the subcontracting Party shall use reasonable efforts to have all Inventions discovered, made or conceived by each Permitted Subcontractor in the course of the performance of such activities assigned to the subcontracting Party in a manner consistent with Section 6.1 below and licensed to the other Party pursuant to Article II above.  The Parties shall use, and shall cause their Permitted Subcontractors to use, Commercially Reasonable Efforts to conduct the activities described in each Development Plan and in so doing shall prepare and maintain proper records, including laboratory notebooks prepared and maintained in accordance with commercial scientific practice, detailing such activities. The Parties acknowledge and agree that each Development Plan shall presumptively

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

allocate primary responsibility for (x) Antibody discovery, Antibody engineering, preclinical development and IND preparation to Agenus, (y) Clinical Trials, Medical Affairs Activities and Commercialization to Incyte, and (z) Manufacturing, including vendor selection and oversight, to Agenus unless and until the JSC determines, acting in good faith, that such allocation of responsibility would have a material adverse effect on the applicable Project.  Notwithstanding the foregoing allocations of responsibility: (A) the Project Management Team will coordinate and supervise activities under each Development Plan, including ensuring that each Party is optimizing its allocation of resources in order to achieve success in the areas in which it is allocated primary responsibility and (B) all INDs shall be submitted by Incyte (or by Agenus on behalf of Incyte) unless the JSC allocates such responsibility to Agenus.

4.2                               Development Reports.  Each Project Management Team shall provide the JSC with a written report at least once each Calendar Quarter summarizing in reasonable detail the Parties’ and their respective Affiliates’ activities and progress related to the Development of Licensed Antibodies and Products in the Field in the Territory, including information concerning the conduct of non-clinical activities and Clinical Trials, applications for and securing of Regulatory Approvals, Medical Affairs Activities, and any future planned Development activities.

4.3                               Abandoned Development.  If, on a Project-by-Project basis, at any point in time prior to First Commercial Sale of a Product arising out of such Project, (i) no Development activities conducted in good faith with the intention of advancing at least one Product arising out of such Project (and not for the sole purpose of preserving rights hereunder), have occurred by any Party, its Affiliate or any licensee or sublicensee during at least the preceding [**], (ii) no significant constraints on such Development imposed by a Regulatory Authority or a Force Majeure Event have been in effect at any time during such period, and (iii) Agenus has complied with its obligations under the relevant Development Plan during such time period, then Incyte shall be deemed to have abandoned Development of such Project (“Abandoned Development”).  If Agenus reasonably concludes that Incyte has Abandoned Development, then Agenus shall deliver written notice to Incyte setting out the basis for Agenus’ conclusion.  If Incyte disagrees with Agenus’ conclusion that Incyte has Abandoned Development, then the JSC will meet within thirty (30) days to discuss the disagreement.  If the JSC cannot agree after such discussion, then the terms of Section 12.2 shall apply to resolve the dispute.  If Incyte agrees, or the JSC or the dispute resolution mechanism of Section 12.2 concludes, that Incyte has Abandoned Development with respect to any Project, and (y) if Incyte has not previously been properly deemed to have Abandoned Development with respect to such Project, then within [**] thereafter, Incyte may either (1) [**]; provided, that, if Incyte fails to take such actions within such [**] period, then Agenus shall have the right to terminate this Agreement with respect to such Project in accordance with Section 8.2(d), or (2) provide Agenus with written notice that it chooses not to provide [**], in which case Agenus shall have the right to terminate this Agreement with respect to such Project in accordance with Section 8.2(d).

4.4                               Co-Development Option.  On a Royalty-Bearing Product-by-Royalty-Bearing Product basis, Agenus shall have the option to co-fund Development of such Royalty-Bearing Product (the “Co-Development Option”) as follows:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(a)                                 Within [**] prior to the anticipated Initiation of the first Pivotal Clinical Trial of a Royalty-Bearing Product, Incyte shall notify Agenus of such anticipated initiation and shall provide Agenus with the following information:  all material pre-clinical and clinical data and related analysis and regulatory information submitted to any Regulatory Authorities (to the extent such data and information was not provided by or on behalf of Agenus), and an update to the then-current Development Plan and associated budget (including an estimate of the overall costs of each Clinical Trial, annualized over the course of such Clinical Trial) with respect to such Royalty-Bearing Product (collectively, the “Triggering Information”).  Agenus shall have the option to co-fund further Development of such Royalty-Bearing Product, exercisable by providing Incyte written notice within [**] after receipt of such information, in which case Agenus shall co-fund thirty percent (30%) of the Development Costs for such Royalty-Bearing Product incurred after the date on which such Pivotal Clinical Trial is Initiated.

(b)                                 If Agenus timely exercises the Co-Development Option, then, within [**] following the end of each Calendar Quarter, Incyte shall prepare and deliver to Agenus a quarterly report detailing its Development Costs incurred during such period with respect to such Co-Developed Product and Agenus shall prepare and deliver to Incyte a quarterly report detailing its Development Costs incurred during such period with respect to such Co-Developed Product.  Each Party shall submit any supporting information reasonably requested by the other Party related to such Development Costs included in its report within [**] after its receipt of such request.  Incyte shall issue an invoice to Agenus so that Agenus shall have paid thirty percent (30%) of the aggregate Development Costs identified in such quarterly reports (the “Co-Development Quarterly Payment”); provided that such invoiced amount, together with all other Development Costs invoiced to Agenus for Development activities conducted by the Parties and their respective Affiliates during such Calendar Year, does not exceed o[**] of the total Development Costs budgeted in the Development Plan (except to the extent such excess is approved by the JSC pursuant to Section 4.1(c) hereof).  Agenus shall pay all amounts payable under any such invoice within forty-five (45) days after its receipt of such invoice, subject to this Section 4.4(b).

(c)                                  If Agenus exercises its Co-Development Option with respect to a Royalty-Bearing Product and pays all reasonably undisputed Co-Development Quarterly Payments, the royalty rate in Section 7.6(a)(iii) (the “Co-Development Royalty”) shall apply on annual Net Sales of such Co-Developed Product.

(d)                                 Agenus may, at any time upon [**] prior written notice to Incyte (or [**] prior written notice following consummation of a Change in Control of Incyte), elect to cease funding its portion of Development Costs with respect to a Co-Developed Product.  In such an event, (i) such Product shall no longer be considered a Co-Developed Product and (ii) Incyte shall be obligated to pay the Co-Development Royalty on Net Sales of such Product, if any, only until such time as Agenus has received Incremental Royalties equal to [**] of the total amount of Development Costs paid by Agenus with respect to the Development of such Product after the exercise of the Co-Development Option under Section 4.4(b), after which time the royalty rate in Section 7.6(a)(i) shall apply.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.5                               Addition of Projects to Program.

(a)                                 On an ongoing basis during the Discovery Period, either Party may provide notice to the other Party of its interest in collaborating on a Discovery Project, which notice shall include the identity of the Bullpen Target proposed to be pursued (the “Discovery Target”), a reasonably detailed description of the scientific and clinical rationale for such project, all material pre-clinical and clinical data related to Antibodies arising out of such proposed Discovery Project (if any), and a draft research and development plan and budget for the conduct of such Discovery Project.  Interactions between the Parties regarding the identification, presentation, review and discussion of Discovery Projects and the selection of Discovery Projects for inclusion in the Program as Assumed Projects, shall be conducted by, or coordinated through, the JSC.

(b)                                 Within [**] of receipt of such notice, the Party receiving such proposal shall provide written notice to the proposing Party of:

(i)                                     its interest in including such Discovery Project in the Program, at which time (A) such Discovery Project shall immediately become an Assumed Project for purposes of this Agreement; (B) Agenus shall stipulate whether such Assumed Project will be a Profit-Share Project or Royalty-Bearing Project for purposes of this Agreement; (C) the JSC shall prepare a Development Plan and budget for such Assumed Project, based as appropriate on the research and development plan and budget included by the proposing Party in its notice and (D) the Bullpen Target to which such Discovery Project is directed shall cease to be a Bullpen Target and shall immediately become a Named Target for purposes of this Agreement;

(ii)                                  its lack of interest in including such Discovery Project in the Program, in which case the non-proposing Party shall irrevocably waive any development, manufacturing and commercialization rights to such Discovery Project, and the proposing Party shall be free to develop, manufacture and commercialize the Antibodies and products arising out of such Discovery Project, itself or with its Affiliates or Third Parties, without any further obligation (financial or otherwise) to the other Party; or

(iii)                               where Agenus is the proposing Party, Incyte may indicate its interest in extending the period of time for making a decision regarding the inclusion of such Discovery Project in the Program (the “Discovery Option”), in which case:

(A)                               Incyte shall reimburse Agenus for [**] of the Development Costs incurred by Agenus and its Affiliates in the conduct of such Discovery Project in accordance with the research and development plan and budget previously presented (and updated by Agenus no later than October 31 of each Calendar Year thereafter, which updated plan and budget shall be consistent with the level of detail required for the Development Plans and Development budgets hereunder), within [**] following receipt by Incyte of an invoice therefor

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(invoiced on a quarterly basis), but only to the extent that such invoiced amount, together with all other Development Costs reimbursed by Incyte for Development activities conducted by Agenus and its Affiliates during such Calendar Year, does not exceed [**] of [**] of the total Development Costs budgeted in the research and development plan for the relevant Discovery Project;

(B)                               the Discovery Option may be exercised by Incyte upon written notice to Agenus, delivered at any time during the period beginning [**] following Incyte’s receipt of notice that the first IND for a product arising out of such Discovery Project has been filed, and ending [**] following Incyte’s receipt of notice that the first Phase 2 Clinical Trial of a product arising out of such Discovery Project has been Completed and receipt of the relevant data and analysis (the period extending through the earlier of such end date or the date on which Incyte exercises or terminates the Discovery Option, the “Option Period”);

(C)                               from time to time during the Option Period, Incyte may reasonably request (provided that a request no more frequent than semi-annually shall not be considered unreasonable), and Agenus shall promptly provide Incyte, all material pre-clinical and clinical data and related analysis and regulatory information submitted to any Regulatory Authorities with respect to such product;

(D)                               Incyte may, at any time upon written notice to Agenus, (1) exercise the Discovery Option to include such Discovery Project in the Program, whereupon the provisions of Section 4.5(b)(i) shall apply (and, Agenus shall have the right to exercise the Co-Development Option for such product at the time set forth in Section 4.4), or (2) indicate its lack of interest in including such Discovery Project in the Program, whereupon the provisions of Section 4.5(b)(ii) and 4.5(b)(iii)(G) shall apply;

(E)                                upon timely exercise of the Discovery Option by Incyte, Incyte shall pay to Agenus, no later than [**] following delivery of the notice under which the Discovery Option is exercised, a license fee in the amount set forth in the table below based on the stage of development of the most advanced product arising out of such Discovery Project at the time the Discovery Option is exercised:

Stage of Development of the Product Arising Out of the Discovery Project	License Fee
[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

[**]	[**]
[**]	[**]
[**]	[**]

(F)                                 If Incyte timely exercises the Discovery Option, and Agenus stipulates that such Discovery Project shall be a Royalty-Bearing Project, Incyte shall reimburse Agenus for fifty percent (50%) of the Development Costs incurred by Agenus and its Affiliates in the conduct of such Discovery Project (i.e., with the result that Incyte would reimburse Agenus for one hundred percent (100%) of the Development Costs incurred by Agenus with respect thereto but only to the extent that such amount, together with all other Development Costs reimbursed by Incyte pursuant to Section 4.5(b)(iii)(A), does not exceed [**] of the total Development Costs budgeted in the research and development plan for the applicable Discovery Project) within [**] following delivery of the notice under which the Discovery Option is exercised.  In addition, (1) if Incyte exercises the Discovery Option prior to the Completion of the first Phase 2 Clinical Trial for the product arising out of such Discovery Project and Agenus stipulates that such Discovery Project shall be a Royalty-Bearing Project, then Agenus shall be entitled to receive the royalty set forth in Section 7.6(a)(i) on Net Sales of all Products arising out of such Royalty-Bearing Project, and (2) if Incyte exercises the Discovery Option on or after Completion of the first Phase 2 Clinical Trial for the product arising out of such Discovery Project and Agenus stipulates that such Discovery Project shall be a Royalty-Bearing Project, then such product shall be considered an “Option Product” hereunder and Agenus shall be entitled to receive the royalty set forth in Section 7.6(a)(iv) on Net Sales of such Option Product; and

(G)                               If Incyte does not exercise the Discovery Option, prior to the expiration of the Discovery Period or otherwise notifies Agenus of its lack of interest in including such Discovery Project in the Program, then, during the [**] period following the earlier of the expiration of the Discovery Period or delivery of such notice, Incyte and, subject to Section 12.3(b)(ii), its Affiliates shall not, independently, or with a Third Party, Develop, Manufacture or Commercialize in the Field in the Territory any Antibody that Interacts with the applicable Discovery Target, or any product containing such an Antibody.

(c)                                  Notwithstanding anything contained in this Section 4.5 to the contrary, during each Calendar Year of the Discovery Period beginning with the Calendar Year

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

commencing on January 1, 2016, the Parties shall consider in good faith the selection of at least [**] Discovery Projects for inclusion in the Program as Assumed Projects absent a compelling scientific or business reason to the contrary.

4.6                               Conversion of Profit-Share Product.  Agenus may, at any time [**] prior written notice to Incyte (or [**] prior written notice following consummation of a Change in Control of Incyte), elect to cease funding its share of Profit-or-Loss with respect to a Profit-Share Product and to convert the Program as to which such Profit-Share Product relates from a Profit-Share Program to a Royalty-Bearing Program effective as the end of the applicable notice period.  In such an event, such Profit-Share Product shall become a Converted Product as of the end of the applicable notice period, and the royalty rate in Section 7.6(a)(v) shall apply on annual Net Sales of such Converted Product only until such time as Agenus has received Incremental Royalties equal to [**] of the total amount, if any, of any aggregate cumulative negative amount of Profit-or-Loss (e.g., losses) incurred by Agenus with respect to the Converted Product under Section 7.3, after which time the royalty rate set forth in Section 7.6(a)(i) shall apply.

4.7                               Regulatory Matters.

(a)                                 Responsibility.  Incyte will control all Regulatory Interactions with respect to each Product in accordance with the applicable Development Plan unless the JSC allocates such responsibility to Agenus (in which case references to Incyte in this Section 4.7 shall be deemed to refer to Agenus and vice versa).  To facilitate the filing of an IND for each Product, the Project Management Team for the applicable Project shall agree upon an appropriate plan for transferring Regulatory Documentation from Agenus to Incyte, with Agenus’ approval to any plan not to be unreasonably withheld.  Agenus shall use Commercially Reasonable Efforts to transfer Regulatory Documentation in accordance with such plan.  Incyte shall keep Agenus reasonably informed in connection with the preparation of all Regulatory Documentation, Regulatory Authority review of Regulatory Documentation, and Regulatory Approvals, annual reports, annual re-assessments, and variations and labeling, in each case with respect to such Product; provided that Incyte shall have the right to redact any information to the extent not related to such Product.  Incyte shall respond within a reasonable time frame to all reasonable inquiries by Agenus with respect to any information provided pursuant to this Section 4.7(a).  Any information disclosed pursuant to this Section 4.7(a) shall be the Confidential Information of Incyte, unless such information is already the Confidential Information of Agenus.  Each Party shall use Commercially Reasonable Efforts to conduct the activities described in this Section 4.7 for which such Party is responsible.

(b)                                 Regulatory Meetings and Correspondence.  Agenus shall have the right to have a senior, experienced employee reasonably acceptable to Incyte who is bound by the obligations of confidentiality set forth in Article XI, attend as an observer in material or scheduled face-to-face meetings, video conferences and any teleconferences, involving participation of personnel beyond regulatory experts, with the FDA, EMA, and MHLW, and shall be provided with advance access to Incyte’s material documentation prepared for such meetings.  Prior to submission of material correspondence to the applicable Regulatory Authority, Incyte shall, sufficiently in advance for Agenus to review and comment, provide

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Agenus any material correspondence with the FDA, EMA and MHLW related to such meetings.  Incyte shall also provide Agenus with copies of any material correspondence with the FDA, EMA, and MHLW relating to Development of, or the process of obtaining Regulatory Approval for, Products, and respond within a reasonable time frame to all reasonable inquiries by Agenus with respect thereto.

(c)                                  Global Safety Database.  Following the Initiation of the first Phase 1 Clinical Trial of each Product, Incyte shall establish, hold and maintain a global safety database for such Product (each, a “Global Safety Database”) into which it shall enter information on all serious adverse events and suspected reactions concerning the Product occurring anywhere in the world and reported to either of the Parties. Such database shall comply in all material respects with all Laws reasonably applicable to pharmacovigilance anywhere where the Products are being Developed or Commercialized.

4.8                               Manufacture and Supply.  Agenus shall have responsibility for selecting and monitoring the Manufacturing vendors, and for otherwise being responsible for Manufacturing activities, with respect to each Product in the Field and in the Territory in accordance with the applicable Development Plan.  At any time that the JSC determines, acting in good faith, that some or all Manufacturing responsibilities for a particular Project should be transferred from Agenus to Incyte because the failure to transfer such responsibilities would be reasonably likely to have a material adverse effect on such Project, the Project Management Team for the applicable Project shall agree upon an appropriate plan for transferring the applicable Manufacturing activities, and all related Know-How, to Incyte with Agenus having the right to approve any plan involving its activities, such approval not to be unreasonably withheld, conditioned or delayed.  Agenus shall use Commercially Reasonable Efforts to transfer any such Manufacturing activities and related Know-How in accordance with such plan.  Any such transfer shall be considered a Development Cost or Allowable Expense.  The Party responsible for Manufacturing shall keep the other Party reasonably informed, through the JSC, in connection with the performance of all Manufacturing activities for Products in the Field.  The responsible Party shall respond within a reasonable time frame to all reasonable inquiries by the other Party with respect to any information provided pursuant to this Section 4.8.  Any information disclosed pursuant to this Section 4.8 shall be the Confidential Information of the responsible Party, unless such information is already the Confidential Information of the other Party.  Each Party shall use Commercially Reasonable Efforts to conduct the activities described in this Section 4.8 for which such Party is responsible.

4.9                               Medical Affairs Activities.  Incyte shall oversee, monitor and coordinate all Medical Affairs Activities with respect to Products in the Field in the Territory which, with respect to any Co-Developed Product, shall be in accordance with the applicable Development Plan, or, with respect to any Profit-Share Product, shall be in accordance with the applicable Development Plan or Commercialization Plan, as applicable.  Incyte shall keep Agenus reasonably informed in connection with the performance of all Medical Affairs Activities for Co-Developed Products and Profit-Share Product in the Field.  Incyte shall respond within a reasonable time frame to all reasonable inquiries by Agenus with respect to any information provided pursuant to this Section 4.9.  Unless already the Confidential Information of Agenus,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

any information disclosed pursuant to this Section 4.9 shall be the Confidential Information of Incyte.  Incyte shall use Commercially Reasonable Efforts to conduct the activities described in this Section 4.9.

ARTICLE V:  COMMERCIALIZATION

5.1                               Conduct of Commercialization Activities.

(a)                                 Generally.  During the Term, and subject to Sections 5.1(b) and 5.4, Incyte shall have the sole right, and shall use Commercially Reasonable Efforts, to Commercialize Products in the Territory for use in the Field.  Such right includes the right to make all business decisions regarding the design, sale, pricing, and promotion of Products in the Field in the Territory, and approve all materials used in the promotion of Products in the Field in the Territory, including product packaging, materials used in Detailing, product messaging and content used in the promotion of such Products.  Incyte shall use Commercially Reasonable Efforts to seek Commercialization of Products in [**], and shall use Commercially Reasonable Efforts to Commercialize Products in the Field in the Territory promptly after receipt of Regulatory Approval therefor.

(b)                                 Commercialization Plans.  Incyte shall conduct its Commercialization activities with respect to any Profit-Share Product under a rolling three (3) year commercialization plan and associated budget (each, a “Commercialization Plan”) that will describe the proposed overall program of Commercialization of such Product in the Field.  An initial Commercialization Plan for each Profit-Share Product shall be prepared no later than the earlier of the Initiation of the second Phase 2 Clinical Trial of such Product or the Initiation of the first Phase 3 Clinical Trial of such Product.  Each Commercialization Plan shall be updated annually by Incyte, in consultation with Agenus, and submitted to the JSC for review and approval not later than October 31 of each Calendar Year during the Term.  Each such updated Commercialization Plan shall include (i) an overall Commercialization plan for the applicable Profit-Share Product that sets forth all major Commercialization tasks remaining to be accomplished prior to First Commercial Sale, (ii) a detailed description for the Commercialization activities proposed for the following three (3) Calendar Years, and (iii) a detailed, rolling three (3) year financial forecast containing a good faith estimated revenue forecast and a committed budget for the first Calendar Year and good faith estimates of the budget for the following two (2) Calendar Years.  While minor adjustments to the Commercialization Plan may be made from time to time in Incyte’s discretion, any changes in budgeted funding exceeding [**] of the then-total amount budgeted in any Calendar Year for such Profit-Share Product must be approved by the JSC, in the absence of which approval the most recently approved Commercialization Plan and budget shall remain in effect.  Notwithstanding the foregoing, if the JSC does not approve the budget increase, and (1) such increase is for an activity to be conducted by Agenus for a Co-Promotion Product, Incyte may, in its sole discretion, fund such activity and such expenditure shall be an Allowable Expense hereunder, or (2) subject to clause (1), Incyte may fund such amounts itself, and such expenditures shall not be an Allowable Expense hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(c)                                  Execution and Performance.  Incyte may subcontract portions of its Commercialization activities to a Permitted Subcontractor, provided that (i) Incyte shall not subcontract to a Third Party any Detailing activities for a Profit-Share Product as to which Agenus US has exercised its Co-Promotion Option without first offering Agenus US the right to perform such activities; (ii) Incyte shall be responsible for the performance of its Permitted Subcontractors and (iii) Incyte shall use reasonable efforts to have all Inventions discovered, made or conceived by each Permitted Subcontractor in the course of the performance of such activities assigned to Incyte in a manner consistent with Section 6.1 below and licensed to Agenus, if applicable, pursuant to Article II above.  Incyte shall use, and shall cause its Permitted Subcontractors to use, Commercially Reasonable Efforts to conduct the activities described in each Commercialization Plan.

(d)                                 Trademarks.  Incyte shall select its own trademarks under which it will market Products (provided that no such trademark shall contain the word “4-Antibody” or “Agenus”) and shall own such trademarks.  Incyte shall use, in connection with all packaging, literature, labels and other printed matters, to the extent permitted by Law, an expression to the effect that the Products were                                                developed under license from Agenus, together with the Agenus logo.

5.2                               Commercialization Reports.  Incyte shall at the JSC meetings, provide a reasonably detailed report on Incyte’s activities and progress related to the Commercialization of Products in the Field in the Territory, including information concerning any future planned Commercialization activities.

5.3                               Abandoned Commercialization.  If, on a Project-by-Project basis, at any point in time after the First Commercial Sale of a Product arising out of such Project, Incyte, itself or through its Affiliates, licensees, sublicensees, Agenus, Permitted Subcontractors or Third Party distributors, has not conducted any Commercialization activities for at least [**] arising out of such Project in at least [**] for a period of at least the preceding [**] and during that period:  (i) Incyte has not reasonably determined that Commercialization in at least [**] is likely to reduce the overall commercial viability of any such Products in the Field in the Territory; (ii) no significant constraints on such Commercialization imposed by a Regulatory Authority have been in effect in [**] and no significant constraints on any such Products imposed by a Regulatory Authority in any jurisdiction in the Territory have been in effect with respect to any such Products which constraint(s) Incyte reasonably believes is likely to reduce the overall commercial viability of any such Products in the Field in the Territory, which may include a regulatory hold or recall; (iii) no Force Majeure Event has been in effect which affect the Commercialization of such Products in or for [**]; (iv) Incyte, itself or through its Affiliates or licensees or sublicensees, is not actively seeking Regulatory Approval, or pricing and reimbursement approval, in [**]; and (v) if any such Products are Co-Promotion Products, Agenus has complied with its Co-Promotion obligations during such time period; then Incyte shall be deemed to have abandoned Commercialization of such Products (“Abandoned Commercialization”).  If Agenus reasonably concludes that Incyte has Abandoned Commercialization, then Agenus shall deliver written notice to Incyte setting out the basis for Agenus’ conclusion.  If Incyte disagrees with Agenus’ conclusion that Incyte has Abandoned

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Commercialization, then the JSC will meet within thirty (30) days to discuss the disagreement.  If the JSC cannot agree after such discussion, then the terms of Section 12.2 shall apply to resolve the dispute.  If Incyte agrees, or the JSC or the dispute resolution mechanism of Section 12.2 concludes, that Incyte has Abandoned Commercialization with respect to any Product, and (y) if Incyte has not previously been properly deemed to have Abandoned Commercialization with respect to such Project, then within [**] thereafter, Incyte may either (1) [**]; provided that if Incyte fails to take such actions within such [**] period, then Agenus shall have the right to terminate this Agreement with respect to such Project in accordance with Section 8.2(d), or (2) provide Agenus with written notice that it chooses not to provide [**], in which case Agenus shall have the right to terminate this Agreement with respect to such Project in accordance with Section 8.2(d).

5.4                               Co-Promotion Option.

(a)                                 Co-Promotion Option.  On a Profit-Share Product, by Profit-Share Product basis, Agenus US shall have the option to Co-Promote such Profit-Share Product in the United States on the terms and conditions set forth in this Section 5.4 (each, a “Co-Promotion Option”).  Incyte shall notify Agenus US at least [**] prior to the anticipated filing date of the first BLA for such Profit-Share Product in the United States and shall provide Agenus US with the following information:  Incyte’s then-current promotional plan with respect to such Profit-Share Product, which plan shall include:  (i) a description of the short- and long-term vision for such Profit-Share Product and its product positioning; (ii) a Strengths, Weaknesses, Opportunities and Threats (SWOT) analysis; (iii) a summary of the minimum level of sales efforts to be dedicated to the promotion of the Profit-Share Product, including the anticipated number of Details and targets of such Details; and (iii) a good faith estimated budget for the Detailing activities for such Profit-Share Product in each of the first [**] periods after First Commercial Sale of such Profit-Share Product in the U.S.  Agenus US may exercise its Co-Promotion Option by providing Incyte written notice at any time after receipt of Incyte’s notice and not later than [**]  prior to the anticipated First Commercial Sale of such Profit-Share Product in the United States.

(b)                                 Effects of Exercise of Co-Promotion Option.  If Agenus US exercises its Co-Promotion Option with respect to a Profit-Share Product, the Parties shall in good faith negotiate the terms of a written agreement setting forth Agenus’ rights and responsibilities with respect to Detailing such Profit-Share Product in the United States (such agreement, the relevant “Co-Promotion Agreement”), which agreement would include the following provisions:

(i)                                     The Parties shall, no later than [**] prior to the anticipated First Commercial Sale of such Profit-Share Product in the United States, set out the number of FTE sales representatives Detailing such Profit-Share Product in the United States.  Absent a decision of the JSC to the contrary, in no event shall Agenus US be responsible for a number of FTE sales representatives Detailing such Profit-Share Product which exceeds [**] of the total FTEs for such Profit-Share Product in the United States.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(ii)                                  All Includable Sales Force Costs and Indirect Selling Expenses incurred by Agenus US in conducting Co-Promotion activities in accordance with the Co-Promotion Agreement shall be Allowable Expenses hereunder.

(iii)                               The Parties shall establish a joint U.S. Commercialization Committee (“UCC”) to oversee the Detailing of the relevant Profit-Share Product in the United States.  Agenus US shall be entitled to have one (1) representative sit on the UCC or any group carrying out the UCC’s function after the Effective Date but prior to the UCC’s establishment.  The UCC shall have responsibility for general oversight of all promotion and Detailing activities with respect to such Profit-Share Product in the United States.  The UCC (or any group carrying out the UCC’s function after the exercise of the Co-Promotion Option but prior to the UCC’s establishment) will meet quarterly or more frequently as agreed by the Parties.  The term of the UCC will be determined by the Parties.  Incyte shall have the right to make the final decision with respect to all matters within the purview of the UCC related to Commercialization of the relevant Profit-Share Product.

(iv)                              Agenus US’s sales representatives will be included in training programs with respect to the applicable Profit-Share Product that Incyte provides to its own sales representatives Detailing such Profit-Share Product. All FTE Costs and reasonable Out-of-Pocket Costs of each Party associated with such training shall be considered Allowable Expenses.

(v)                                 Agenus US’s sales representatives shall be provided with the same promotional materials, including literature and samples, as Incyte provides to its own similarly-situated representatives, with the costs for such materials considered Allowable Expenses.

(vi)                              Agenus US shall comply with all applicable Laws, with Incyte’s Commercialization compliance program and other compliance related practices and procedures.

(vii)                           The circumstances under which such Co-Promotion Agreement may be terminated.

(c)                                  Additional Activities. Incyte shall consider in good faith requests by Agenus US for involvement in marketing and other Commercialization activities for Profit-Share Products in the United States, including the participation of a single employee of Agenus US on any brand team or similar body established by Incyte with responsibility for the overall Commercialization of a Product.  The costs incurred by Agenus US in connection with the participation of its employee on a brand team or similar body shall not be considered an Allowable Expense hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE VI:  INTELLECTUAL PROPERTY

6.1                               Inventions.

(a)                                 Ownership.  Except as expressly set forth herein, as between the Parties each Party shall solely own any Invention and other Know-How that is made, conceived or otherwise discovered solely by employees, independent contractors or agents of such Party or its Affiliates, and all Patent Rights therein.  Incyte shall own any and all Inventions and other Know-How that: (x) are made, conceived or otherwise discovered solely by employees, independent contractors or agents of Incyte or its Affiliates under or in the performance of this Agreement that do not constitute a Retrocyte Display Improvement (“Incyte Program Inventions”) or (y) subject to the next sentence, are made, conceived or otherwise discovered by employees, independent contractors or agents of either Party or their respective Affiliates under or in the performance of this Agreement that relate solely to any compound, Antibody, active ingredient or product that is owned or controlled by Incyte or any of its Affiliates (for clarity, other than a Licensed Antibody or Product) (the Inventions and Know-How in clause (y), and any Patent Rights therein, the “Incyte Other Inventions”).  Agenus, on behalf of itself and its Affiliates, agrees to assign and hereby does assign to Incyte all right, title and interest in and to any Incyte Other Inventions knowingly made, conceived or otherwise discovered by employees, independent contractors or agents of Agenus or its Affiliates under or in the performance of this Agreement. Agenus shall own any and all Inventions and other Know-How that (i) are made, conceived or otherwise discovered solely by employees, independent contractors or agents of Agenus or its Affiliates under or in the performance of this Agreement that do not constitute a Retrocyte Display Improvement or an Incyte Other Invention or (ii) subject to the next sentence, are made, conceived or otherwise discovered by employees, independent contractors or agents of either Party or their respective Affiliates under or in the performance of this Agreement that constitute a Retrocyte Display Improvement.  Incyte, on behalf of itself and its Affiliates, agrees to assign and hereby does assign to Agenus all right, title and interest in and to any Retrocyte Display Improvements knowingly made, conceived or otherwise discovered by employees, independent contractors or agents of Incyte or its Affiliates under or in the performance of this Agreement.  The Parties shall jointly own any and all Inventions and other Know-How that are made, conceived, authored or otherwise discovered by employees, independent contractors or agents of both Agenus or its Affiliates and Incyte or its Affiliates that (i) do not constitute a Retrocyte Display Improvement or an Incyte Other Invention and (ii) would be deemed to be jointly conceived, invented or authored, or otherwise jointly owned, by the Parties under the laws of the United States or applicable foreign jurisdiction (“Joint Inventions”).  Each Party shall own an equal, undivided interest in each Joint Invention and all Patent Rights therein (“Joint Patent Rights”).  Agenus’ interest in the Joint Patent Rights are included in the Agenus Patent Rights and are licensed exclusively to Incyte pursuant to, and subject to the limitations set forth in, Section 2.1.  In the event that a jurisdiction requires consent of co-owners for one co-owner to grant license rights under or otherwise exploit a Joint Invention, each Party hereby grants, subject to the terms of the exclusive licenses granted hereunder, to the other Party a sublicenseable right and license to exploit such Joint Invention without a requirement of accounting other than as set forth in this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)                                 Inventorship.  The determination of inventorship shall be made in accordance with U.S. patent Laws.  The Parties shall attempt in good faith to resolve any disputes regarding ownership of Inventions, and all Patent Rights and any other Intellectual Property Rights therein.  In the event the Parties are unable to resolve such dispute within thirty (30) days after receipt of notice of the dispute, such dispute will be resolved by independent patent counsel not engaged or regularly employed in the past two (2) years by either Party and reasonably acceptable to both Parties.  The decision of such independent patent counsel will be binding on the Parties.  Expenses of such patent counsel will be shared equally by the Parties.

(c)                                  Assignments.  Each Party shall require its Affiliates, and all of its or its Affiliates’ employees, and shall use reasonable efforts to have each of its Permitted Subcontractors and agents, to assign all of its or their right, title and interest in or to any Inventions to such Party or its Affiliate, and such Party shall, and shall require its Affiliates to, assign all (or, with respect to Joint Inventions and Joint Patent Rights, the relevant portion) of its or their right, title and interest in or to any Inventions to the other Party, as is necessary to vest all (or, with respect to Joint Inventions and Joint Patent Rights, a joint) right, title and interest in such Inventions as set forth in Sections 2.1 and 6.1(a).  Each Party shall, and shall cause its Affiliates and all of its or its Affiliates’ employees, and shall use reasonable efforts to have each of its Permitted Subcontractors and agents, to cooperate and take all additional actions and to execute such agreements, instruments and documents as may be reasonably required to perfect such Party’s right title and interest in and to Inventions and any Patent Rights therein.

(d)                                 Cooperation.  Each Party hereby agrees: (a) to use reasonable efforts to make its employees, agents and consultants, reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake Prosecution of Patent Rights as contemplated by this Agreement; (b) to cooperate, if necessary and appropriate, with the other Party in gaining Patent Term Extensions wherever applicable to Patent Rights that are subject to this Agreement, in accordance with Section 6.6; and (c) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the Prosecution of the other Party’s Patent Rights that are subject to this Agreement.  For the avoidance of doubt, each Party agrees that it shall use reasonable efforts to cause its employees, agents and consultants to provide any and all information required for the other Party to comply with its relevant duties of disclosure as required by applicable Law in the United States or any other jurisdiction.

(e)                                  Joint Research Agreement.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the America Invents Act, 35 U.S.C. §§100(h) and 102(c).  Notwithstanding anything to the contrary in this Article VI, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof.

6.2                               Prosecution of Patent Rights.

(a)                                 Subject to Sections 6.2(c) and 6.2(d), (i) Agenus shall have the sole right to Prosecute all Agenus Platform Patent Rights and the first right to Prosecute all Agenus Patent

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Rights, and (ii) Incyte shall have the first right to Prosecute all Incyte Program Patent Rights and Joint Patent Rights and the sole right to Prosecute all Incyte IP, including Patent Rights resulting from Incyte Other Inventions, that is not an Incyte Program Patent Right or Joint Patent Right.

(b)                                 With respect to the Agenus Patent Rights, Incyte Program Patent Rights and Joint Patent Rights, the Party responsible for Prosecution shall consult with and keep the other Party fully informed of important issues relating to the Prosecution of such Patent Rights, and shall furnish to the other Party copies of documents relevant to such Prosecution in sufficient time prior to the filing of such document to allow for review and comment by the other Party and, to the extent possible in the reasonable exercise of its discretion, the Party responsible for Prosecution shall incorporate all of such comments.

(c)                                  If Agenus elects not to Prosecute any Agenus Patent Rights (whether worldwide or with respect to any particular country), including electing not to file a patent application with respect thereto or to allow any such Agenus Patent Rights to lapse or become abandoned or unenforceable, then Agenus shall promptly notify Incyte in writing (which such notice shall be at least sixty (60) days prior to the lapse or abandonment of any such Agenus Patent Rights).  Thereafter, Incyte may, but is not required to, at its sole expense and in its sole discretion, Prosecute such Agenus Patent Rights through counsel of its choosing.  In the event that Incyte undertakes such Prosecution, Agenus shall provide Incyte all reasonable assistance and cooperation in relation thereto, including as specified in Section 6.1(d) above and including providing any necessary powers of attorney and executing any other required documents or instruments.

(d)                                 If Incyte elects not to Prosecute any Incyte Program Patent Rights or Joint Patent Rights (whether worldwide or with respect to any particular country), including electing not to file a patent application with respect thereto or to allow any such Incyte Program Patent Rights or Joint Patent Rights to lapse or become abandoned or unenforceable, then Incyte shall promptly notify Agenus in writing (which such notice shall be at least sixty (60) days prior to the lapse or abandonment of any such Joint Patent Rights).  Thereafter, Agenus may, but is not required to, at its sole expense and in its sole discretion, Prosecute such Incyte Program Patent Rights or Joint Patent Rights through counsel of its choosing.  In the event that Agenus undertakes such Prosecution, Incyte shall provide Agenus all reasonable assistance and cooperation in relation thereto, including as specified in Section 6.1(d) above and including providing any necessary powers of attorney and executing any other required documents or instruments.

6.3                               Third Party Infringement.

(a)                                 Notice.  Each Party shall promptly report in writing to the other Party during the Term any (i) known or suspected infringement of an Agenus Patent Right, Incyte Program Patent Right or Joint Patent Right (“Licensed IP Infringement”) Covering a Licensed Antibody or a Product for use in the Field anywhere in the Territory, including any certification regarding any Agenus Patent Right, Incyte Program Patent Right or Joint Patent Right Covering such Product that such Party receives pursuant to 21 U.S.C. §§355(b)(2)(A)(iv), 21 U.S.C.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

§§355(j)(2)(A)(vii)(IV) or such similar laws as may exist in jurisdictions other than the United States (a “Paragraph IV Notice”) or pursuant to 42 U.S.C. §262(l) or such similar laws as may exist in jurisdictions other than the United States (a “Biosimilar Notice”)  (which Paragraph IV Notice or Biosimilar Notice shall be provided to the other Party within five (5) Business Days after receipt thereof), or (ii) known or suspected unauthorized use or misappropriation of Agenus Know-How or Incyte Know-How in the Field of which such Party becomes aware.  Each Party shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.

(b)                                 Infringement Action.

(i)                                     Agenus Patent Rights.

(A)                               Agenus shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Agenus Know-How and Agenus Patent Rights, excluding the Joint Know-How and Joint Patent Rights.

(B)                               To the extent that any Licensed IP Infringement pertains to Agenus Patent Rights Covering a Product in the Territory:

(1)                                 Agenus shall give Incyte advance notice of its intent to file or not file any such suit or take or not take any such action and the reasons therefor.

(2)                                 If Agenus does not file such suit or take such action within the shorter of (y) [**] after Agenus becomes aware of such Licensed IP Infringement (or [**] after Agenus receives the relevant Paragraph IV Notice) or, with respect to a Biosimilar Notice, such longer period of time in accordance with 42 U.S.C. §262(l)(6)), or (z) such shorter period of time to avoid loss of material enforcement rights or remedies, then, subject to Section 6.5, Incyte shall have the right, but not the obligation, to initiate a suit or take other appropriate action to protect the Agenus Patent Rights against such Licensed IP Infringement.

(3)                                 If the relevant Product to which such Licensed IP Infringement pertains is a Profit-Share Product, all costs and expenses incurred by either Party with respect to any enforcement action pursuant to this subsection (B) shall be a Patent and Trademark Cost; otherwise all costs and expenses incurred by either Party with respect to any enforcement action pursuant to this subsection (B) shall be borne by the Party conducting the enforcement action.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(ii)                                  Incyte Program Patent Rights and Joint Patent Rights.

(A)                               Incyte shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Incyte Program Know-How and Incyte Program Patent Rights, including the Joint Know-How and Joint Patent Rights.

(B)                               To the extent that any Licensed IP Infringement pertains to Incyte Program Patent Rights or Joint Patent Rights Covering a Product in the Territory:

(1)                                 Incyte shall give Agenus advance notice of its intent to file or not file any such suit or take or not take any such action and the reasons therefor.

(2)                                 If Incyte does not file such suit or take such action within the shorter of (y) [**] after Incyte becomes aware of such Licensed IP Infringement (or [**] after Incyte receives the relevant Paragraph IV Notice) or, with respect to a Biosimilar Notice, such longer period of time in accordance with 42 U.S.C. §262(l)(6)), or (z) such shorter period of time to avoid loss of material enforcement rights or remedies, then, subject to Section 6.5, Agenus shall have the right, but not the obligation, to initiate a suit or take other appropriate action to protect such Incyte Program Patent Rights or Joint Patent Rights against such Licensed IP Infringement.

(3)                                 If the relevant Product to which such Licensed IP Infringement pertains is a Profit-Share Product, all costs and expenses incurred by either Party with respect to any enforcement action pursuant to this subsection (B) shall be a Patent and Trademark Cost; otherwise all costs and expenses incurred by either Party with respect to any enforcement action pursuant to this subsection (B) shall be borne by the Party conducting the enforcement action.

(c)                                  Conduct of Action.  The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under Section 6.3(b).  If required under applicable Law in order for such Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit.  If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith.  The other Party shall have the right to participate and be represented in any suit described in Section 6.3(b) by its own counsel at its own expense.  The Party initiating suit as provided in Section 6.3(b) shall (i) keep the other Party promptly informed, (ii) from time to time consult with the other Party regarding the status of any such suit or action, (iii) provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action, and (iv) cannot, without such other Party’s consent, settle such suit in any manner which would (A) have an adverse effect on such other Party’s Patent Rights or such other Party’s Program Rights hereunder or (B) be an admission of liability on behalf of such other Party (provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party initiating such suit makes all such payments to such Third Party).

(d)                                 Recoveries.  To the extent that any such suit or action pertains to any Product, any recovery obtained as a result of any proceeding described in Section 6.3(b) or from any counterclaim or similar claim asserted in a proceeding described in Section 6.4, by settlement or otherwise, shall be applied in the following order of priority:

(i)                                     first, the Parties shall be reimbursed for all Out-of-Pocket Costs incurred by them in connection with such proceeding, which reimbursement (A) if the relevant Product to which the relevant Licensed IP Infringement pertains is a Profit-Share Product or Co-Developed Product, shall be made in proportion to their respective obligations to fund Patent and Trademark Costs for such Product, and (B) otherwise shall be made to reimburse each Party in full or, if such recovery is not sufficient, pro rata in proportion to such Out-of-Pocket Costs borne by each; and

(ii)                                  second any remainder shall be paid to Incyte, and shall be considered Net Sales of such Product in the relevant country, subject to (A) if the relevant Product to which the relevant Licensed IP Infringement pertains is a Profit-Share Product, the calculation of Profit-or-Loss pursuant to Section 7.3 with respect to such Profit-Share Product, or (B) if the relevant Product to which the relevant Licensed IP Infringement pertains is a Royalty Bearing Product, the payment of the relevant royalty to Agenus pursuant to Section 7.6.

6.4                               Claimed Infringement.  In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, a Party, or an Affiliate or permitted sublicensee, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, based upon an assertion or claim arising out of the research, Development, Manufacture, Commercialization or other use of a Product in the Field by such Party (a “Third Party Infringement Claim”), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.  Subject to Section 6.5, the Party or its Affiliate or permitted sublicensee against which such Third Party Infringement Claim is brought shall have the sole right, but not the obligation, to defend such Third Party Infringement Claim.  In any event, the Parties shall reasonably assist one another and cooperate in any such litigation.  All FTE Costs and Out-of-Pocket Costs incurred by the Parties in connection with the defense of a Third Party Infringement Claim, and any Losses payable by either Party as a result thereof, (a) shall be Patent and Trademark Costs hereunder if the relevant Product to which such Third Party Infringement Claim pertains is a Profit-Share Product, and (B)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

otherwise shall be borne by the Party that is primarily responsible for the activity that is the subject of the Third Party Infringement Claim.

6.5                               Patent Invalidity Claim.  If a Third Party at any time asserts a claim that any Agenus Patent Right, Incyte Program Patent Right or Joint Patent Right Covering a Product is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Agenus or Incyte pursuant to Section 6.3(b), in a declaratory judgment action or in a Third Party Infringement Claim brought against Agenus or Incyte, the Party Controlling such Patent Right (or Incyte with respect to any Joint Patent Right) shall have the first right, but not the obligation, to defend such Invalidity Claim and the other Party shall cooperate with the Party Controlling such Patent Right in preparing and formulating a response to such Invalidity Claim.  If Agenus does not defend an Invalidity Claim brought against an Agenus Patent Right or Incyte does not defend an Invalidity Claim brought against an Incyte Program Patent Right or Joint Patent Right, the other Party may defend such Invalidity Claim and the coordination provisions of Section 6.3(b) shall apply to such Invalidity Claim, mutatis mutandis as they apply to Licensed IP Infringement suits.  Neither Party shall, without the consent of the other Party, settle or compromise any Invalidity Claim in any manner which would (a) have an adverse effect on such other Party’s Patent Rights or such other Party’s Program Rights hereunder or (b) be an admission of liability on behalf of such other Party (provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party initiating such suit makes all such payments to such Third Party).  To the extent such Invalidity Claim is raised as a defense in an infringement action brought by Agenus or Incyte pursuant to Section 6.3(b), the expense provisions of Section 6.3 shall apply and counsel to the Party controlling the infringement action shall act as the ministerial liaison with the court.  To the extent such Invalidity Claim is raised in a Third Party Infringement Claim brought against a Party, the expense provisions of Section 6.4 shall apply with respect thereto and the Party against whom the Invalidity Claim is brought shall act as the ministerial liaison with the court.

6.6                               Patent Term Extensions.  Incyte shall have the sole authority to obtain Patent Term Extensions for Patent Rights Covering a Product; provided, however, that Incyte shall reasonably consider any input from Agenus with respect to the extension of any Agenus Patent Rights.  Agenus shall, as applicable, file all documentation and take all other actions to obtain such Patent Term Extensions.

6.7                               Patent Marking.  Incyte shall comply with all applicable patent marking statutes in any country in which Products Covered by Agenus Patent Rights or Joint Patent Rights are sold.

ARTICLE VII:  FINANCIAL PROVISIONS

7.1                               License Fee.  In consideration for the rights, licenses and sublicenses granted to Incyte by Agenus under Section 2.1 with respect to the four (4) Projects included in the Program as of the Effective Date, Incyte shall make to Agenus a nonrefundable, non-creditable payment

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

of ten million Dollars ($10,000,000) within ten (10) days after the Effective Date.  The foregoing license fee shall be deemed to be allocated among each of the four (4) Projects included in the Program in the manner set forth in Schedule 7.1.

7.2                               Project Access Fee.  In consideration for access to Discovery Projects during the Discovery Period, Incyte shall make to Agenus a non-refundable, non-creditable payment of fifteen million Dollars ($15,000,000) within ten (10) days after the Effective Date.

7.3                               Sharing of Profit-or-Loss.

(a)                                 Subject to Sections 4.1(c) and 5.1(b), Profit-or-Loss shall be allocated fifty percent (50%) to each of Incyte and Agenus, such that Incyte and Agenus shall each share fifty percent (50%) of Profit-or-Loss with respect to each Profit-Share Product until the Development and Commercialization of such Profit-Share Product is permanently discontinued.

(b)                                 From and after the Effective Date, the Parties shall conduct a quarterly reconciliation of Profit-or-Loss as follows, on a Profit-Share Product-by-Profit-Share Product basis:

(i)                                     Within [**] after the end of each Calendar Quarter, each Party shall submit to the other Party a preliminary written report setting forth the following information, estimated where necessary:

(A)                               actual revenues and expenses included in Profit-or-Loss for such Product for the first two (2) months of such Calendar Quarter, including, as applicable:

(1)                                 all sales in units and in Net Sales value of such Profit-Share Product in the Territory made by Incyte and Incyte Related Parties during such two (2) month period, together with an accounting of the itemized deductions from gross invoice price to Net Sales;

(2)                                 all Profit-Share Product Proceeds for such Profit-Share Product received from Third Parties in the Territory during such two (2) month period; and

(3)                                 the relevant Allowable Expenses incurred by each Party or its Affiliates with respect to such Profit-Share Product during such two (2) month period; and

(B)                               good faith estimate of revenues and expenses included in Profit-or-Loss for such Product for the last month of such Calendar Quarter, for financial reporting purposes.

(ii)                                  Within [**] after the end of each Calendar Quarter, each Party shall submit to the other Party a final written report setting forth, as applicable:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(A)                               all sales in units and in Net Sales value of such Profit-Share Product in the Territory made by Incyte and Incyte Related Parties during such Calendar Quarter, together with an accounting of the itemized deductions from gross invoice price to Net Sales;

(B)                               all Profit-Share Product Proceeds for such Profit-Share Product received from Third Parties in the Territory during such Calendar Quarter, and

(C)                               the relevant Allowable Expenses incurred by such Party or its Affiliates with respect to such Profit-Share Product during such Calendar Quarter.

(c)                                  Within [**] after the receipt of the report pursuant to subparagraph (b) above, Incyte shall submit to Agenus a written reconciliation report setting forth in reasonable detail the calculation of Profit-or-Loss, the amount of any taxes required to be withheld and the calculation of the net amount owed by Incyte to Agenus, or by Agenus to Incyte, as the case may be, in order to ensure the sharing of Profit-or-Loss set forth in this Section 7.3 and the proper allocation of withholding taxes pursuant to Section 7.9.  The net amount payable with respect to Profit-or-Loss, after appropriate adjustment for any withholding taxes, shall be paid by Incyte or by Agenus (or the appropriate Affiliate), as the case may be, within [**] following receipt of invoice for such amount.

(d)                                 In addition to providing the information set forth in subsection (b) above, each Party and its Affiliates, as the case may be, shall provide reasonable supporting documentation of Allowable Expenses included in the calculation of Profit-or-Loss in a manner determined by the JSC.

7.4                               Reimbursement of Development Costs.  Subject to Sections 4.1(c), Incyte shall reimburse Agenus for all Development Costs incurred by Agenus and its Affiliates (a) with respect to each Royalty-Bearing Product in accordance with the relevant Development Plan and (b) constituting Patent and Trademark Costs pertaining to Bullpen Targets as provided in Section 1.103, in each case within [**] following receipt by Incyte of an invoice therefor, but only to the extent that such invoiced amount, together with all other Development Costs reimbursed by Incyte for Development activities conducted by Agenus and its Affiliates during such Calendar Year, does not exceed [**] of the total Development Costs budgeted in the Development Plan for the relevant Royalty-Bearing Product (except to the extent such excess is approved pursuant to Section 4.1(c) hereof).

7.5                               Milestone Payments.  Incyte shall make the following non-refundable, non-creditable milestone payments to Agenus upon the achievement of each of the following milestones by Incyte or an Incyte Related Party:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(a)                                 Profit-Share Products.

(i)                                     The milestone payments and events for the Profit-Share Products are:

Milestone Event	Payment
[**]	[**]
[**]	[**]

(ii)                                  On a Profit-Share Product-by-Profit-Share Product basis [**] .

(iii)                               For clarity, none of the milestone payments set forth in this Section 7.5(a) shall be an Allowable Expense hereunder.

(b)                                 Royalty-Bearing Products.

(i)                                     The milestone payments and events for the Royalty-Bearing Products are:

Milestone Event	Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(ii)                                  [**]:

[**]	[**]
[**]	[**]
[**]	[**]

(iii)                               More than one of the [**] milestone payments set forth[**]  may be earned concurrently based on [**].  By way of example and not limitation, [**], then Incyte shall pay Agenus the milestone payments set forth in both Sections 7.5(b)(i)[**] and 7.5(b)(i)[**] (total [**]).

(iv)                              With respect to any Royalty-Bearing Product which had been a Profit-Share Product prior to Agenus’ exercise of its rights pursuant to Section 4.6, only those Milestone Events which are triggered by such Royalty-Bearing Product after the [**] period (or [**] period in the event of a Change in Control, as applicable) described in Section 4.6 shall be payable pursuant to this Section 7.5(b).

(c)                                  Milestone Payments.  Incyte shall notify Agenus of the achievement of each of the foregoing milestones within [**] after each such achievement.  Any milestone payments shall be reflected on an invoice provided to Incyte by Agenus, and any such invoices shall be due and payable by Incyte within [**] after the date the invoice is received.

7.6                               Royalties.

(a)                                 Royalty Rates.

(i)                                     Royalty-Bearing Products.  Except with respect to Co-Developed Products, Combination Products, Option Products and Converted Products, Incyte shall pay to Agenus royalties on Net Sales of each Royalty-Bearing Product, on a Royalty-Bearing Product-by-Royalty-Bearing Product basis, in each Calendar Year as follows:

Annual Net Sales of the Relevant Royalty-Bearing Product	Royalty Rate
The portion less than or equal to [**]	6%
The portion greater than [**] and less than or equal to [**]	[**]
The portion greater than [**] and less than or equal to [**]	[**]
The portion greater than [**]	12%

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(ii)                                  Combination Products.  With respect to Combination Products (other than Co-Developed Products), Incyte shall pay to Agenus royalties on Net Sales of each Combination Product, on a Combination Product-by-Combination Product basis, in each Calendar Year as follows:

Annual Net Sales of the Relevant Combination Product	Royalty Rate
The portion less than or equal to [**]	[**]
The portion greater than [**] and less than or equal to [**]	[**]
The portion greater than [**] and less than or equal to [**]	[**]
The portion greater than [**]	[**]

(iii)                               Co-Developed Products.  With respect to Co-Developed Products, Incyte shall pay to Agenus royalties on Net Sales of each such Co-Developed Product, on a Co-Developed Product-by-Co-Developed Product basis, in each Calendar Year as follows:

Annual Net Sales of the Relevant Co-Developed Product	Royalty Rate
The portion less than or equal to [**]	[**]
The portion greater than [**] and less than or equal to [**]	[**]
The portion greater than [**]	[**]

(iv)                              Option Products. Incyte shall pay to Agenus royalties on Net Sales of each Option Product, on an Option Product-by-Option Product basis, in each Calendar Year as follows:

Annual Net Sales of the Relevant Option Product	Royalty Rate
The portion less than or equal to [**]	[**]
The portion greater than [**] and less than or equal to [**]	[**]
The portion greater than [**] and less than or equal to [**]	[**]
The portion greater than [**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(v)                                 Converted Products.  With respect to Converted Products, Incyte shall pay to Agenus royalties on Net Sales of each such Converted Product, on a Converted Product-by-Converted Product basis, at the rates set forth in Section 7.6(a)(iii) until such time as is provided in Section 4.6, and thereafter at the rates set forth in Section 7.6(a)(i).

(b)                                 Royalty Term.

(i)                                     Royalties payable under this Section 7.6 shall be paid by Incyte on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis from the date of First Commercial Sale of such Royalty-Bearing Product in the relevant country for a period which is the longest of: (A) the date on which all Agenus Patent Rights, Incyte Program Patent Rights and Joint Patent Rights containing a Valid Claim Covering the Manufacture, Commercialization or other use of such Royalty-Bearing Product in the country of sale have expired; (B) the expiration of Regulatory Exclusivity for such Royalty-Bearing Product in such country; and (C) [**] following the date of First Commercial Sale of such Royalty-Bearing Product in such country (each such term with respect to a Royalty-Bearing Product and a country, a “Royalty Term”).

(ii)                                  Notwithstanding anything to the contrary herein, in the event that, with respect to a Royalty-Bearing Product in a country, (A) the Royalty Term for such Royalty-Bearing Product in such country continues solely due to Section 7.6(b)(i)(C), or (B) Generic Competition exists with respect to such Royalty-Bearing Product in the Field in such country in a Calendar Quarter, then the royalty rates in such country for such Royalty-Bearing Product will thereafter be reduced to [**] of the applicable rate in Section 7.6(a).

(c)                                  Stacking.  Agenus shall be responsible for payment of all amounts due to Third Parties under the LICR Agreement and any other agreement with a Third Party in effect as of the Effective Date to which Agenus or any of its Affiliates is a party or by which any of them is bound.  If Incyte (i) determines in good faith that, in order to avoid infringement of any Patent Right not licensed hereunder, it is reasonably necessary to obtain a license after the Effective Date from a Third Party under Patent Rights Controlled by the Third Party Covering the composition or method of use of a Licensed Antibody in order to Commercialize a Product in the Field in a country in the Territory and to pay a royalty under such license (including in connection with the settlement of a patent infringement claim); or (ii) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of the Development, Manufacture or Commercialization of a Product in the Field in a country in the Territory, then (A) in the case of Profit-Share Products, the royalties or other consideration payable to such Third Party shall be Patent and Trademark Costs after the First Commercial Sale in any country in the Territory of the applicable Product, and (B) in the case of Royalty-Bearing Products, the amount of Incyte’s royalty payments under Section 7.6(a) (subject to Section 7.6(b)) with respect to Net Sales for such Royalty-Bearing Product in such country in any Calendar Quarter shall be reduced by[**] of the royalties actually paid by Incyte to such Third Party that are reasonably and appropriately

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

allocable to such Royalty-Bearing Product in the Field in the Territory during such Calendar Quarter; provided, however, that in no event shall the aggregate deductions under this Section 7.6(c) reduce any royalty payment made to Agenus in respect of Net Sales of such Royalty-Bearing Product pursuant to Section 7.6(a) (but subject to Section 7.6(b)) in any Calendar Quarter to an amount that represents less than the greater of (x) [**] of the royalty otherwise payable in such Calendar Quarter or (y) [**] of Net Sales of the applicable Royalty-Bearing Product during such Calendar Quarter (with any such deductions not applied in any Calendar Quarter due to the foregoing limit to be carried forward to future Calendar Quarters).

(d)                                 Licenses.  Upon the expiration of the Royalty Term with respect to a Royalty-Bearing Product in a country, the licenses granted by Agenus to Incyte pursuant to Section 2.1 shall be deemed to be non-exclusive, fully paid-up, irrevocable and perpetual with respect to such Royalty-Bearing Product in such country.

(e)                                  No Multiple Royalties.  Only one royalty shall be due with respect to each sale of a Royalty-Bearing Product.

7.7                               Royalty Reports; Payments.  Incyte shall deliver to Agenus, within [**] after the end of each Calendar Quarter, a royalty report for such Calendar Quarter, together with the required payments pursuant to Section 7.6.  Such reports shall indicate, on a country-by-country basis, gross sales and all deductions taken from gross sales to reach Net Sales, the Net Sales and the calculation of royalties from Net Sales with respect thereto, each determined in accordance with this Agreement, with respect to sales of Royalty-Bearing Products.  All payments due to Agenus pursuant to this Agreement shall be made in U.S. Dollars by wire transfer in immediately available funds to an account designated in advance by Agenus.

7.8                               Audits.  For a period of [**] next following each Calendar Year, each Party shall keep, and shall cause its Affiliates to keep, full, true and accurate books and records containing all particulars relevant to the calculation of Development Costs, Profit-or-Loss, and Net Sales (including, with respect to Net Sales, the relevant statements obtained from its permitted sublicensees) in sufficient detail to enable the other Party to verify the amounts payable by or to it under this Agreement.  Each Party shall have the right, not more than once during any Calendar Year and at its own expense, to have the books and records of the other Party and its Affiliates, as applicable, audited by an independent certified public accounting firm that is one of the six (6) largest, by revenue, accounting firms in the United States and is mutually acceptable to both Parties.  Audits under this Section 7.8 shall be conducted at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records, during normal business hours, upon at least [**] prior written notice, and for the sole purpose of verifying amounts payable by or to such Party under this Agreement.  All information and data reviewed in any audit conducted under this Section 7.8 shall be used only for the purpose of verifying amounts payable by or to a Party under this Agreement and shall be treated as Confidential Information of the audited Party subject to the terms of this Agreement.  The auditing Party shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party and its Affiliates, as applicable.  The accounting firm shall disclose to the auditing Party only whether the calculation of Development Costs, Profit-or-Loss

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

or royalties are correct or incorrect and the specific details concerning any discrepancies.  If the audit demonstrates that the payments owed under this Agreement have been understated, the audited Party shall pay the balance to the auditing Party, which shall be paid together with interest in accordance with Section 7.11.  Further, if the amount of the understatement is greater than [**] of the amount owed to the auditing Party with respect to the audited period, then the audited Party shall reimburse the auditing Party for the reasonable out-of-pocket cost of the audit.  If the audit demonstrates that the payments owed under this Agreement have been overstated, the audited Party shall be entitled to credit such amount against payments due to the auditing Party All payments owed by or to a Party under this Section 7.8 shall be made within [**] after the results of the audit are delivered to the Parties.

7.9                               Tax Matters.  The royalties, milestones, profit-share payments and other amounts payable by a Party (the “Payor”) to the other Party (the “Payee”) pursuant to this Agreement (each a “Payment”) shall be made without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Law in effect at the time of the Payment.  In the event that the Payor is required by applicable Law to deduct, withhold and pay over (collectively, “Withhold”) any tax (a “Withholding Tax”) from or in respect of such Payment, the Payor shall (a) notify the Payee of such requirement promptly upon first becoming aware thereof, (b) Withhold the full amount of such Withholding Tax to the relevant taxing authority as and when due and (c) pay the net after-Withholding Tax amount of such Payment to the Payee, together with documentation confirming the amount and fact of the associated Withholding.  The amount of Withholding Tax required to be Withheld in respect of a Payment shall be (i) determined in the good-faith discretion of the Payor, with due regard to any valid documentation previously provided to the Payor by or for the benefit of the Payee, in form and substance reasonably satisfactory to the Payor, that supports a reduced rate of Withholding Tax in respect of the Payment, and (ii) treated for all purposes of this Agreement as having been duly and timely paid by the Payor to or for the benefit of the Payee.  The Parties agree to cooperate in good faith to permit a Payee to recover any excess Withhold Tax previously Withheld.  On the date of execution of this Agreement, each Party will deliver to the other an accurate and complete Internal Revenue Service Form W-9.

7.10                        Currency Exchange.  All payments to be made by a Party to the other Party shall be made in Dollars.  In the case of sales of Products outside the United States, royalty and profit-share payments shall be converted to Dollars using the average of the daily foreign exchange rates as published by The Wall Street Journal, Eastern Edition for the Calendar Quarter in which such payments occurred.

7.11                        Late Payments.  Without limiting any other rights or remedies available to a Party hereunder, if the paying Party does not pay any amount due on or before the due date, the paying Party shall pay to such Party interest on any such amounts from and after the date such payments are due under this Agreement at a rate per annum equal to the then current “prime rate” in effect published in The Wall Street Journal, Eastern Edition, plus [**] or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent; provided that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

7.12                        General Payment Provisions.  Notwithstanding anything to the contrary in this Agreement, (a) there shall be no double-counting of expenses or revenue within, between or among the definition of Profit-or-Loss, Development Costs and any components thereof, and (b) Profit-or-Loss, Development Costs and any components thereof shall be determined from the books and records of the applicable Party and its Affiliates maintained in accordance with Accounting Standards.

ARTICLE VIII:  TERM AND TERMINATION

8.1                               Agreement Term.  The term of this Agreement shall commence on the Effective Date and shall continue for so long (a) as any Product is being Developed or Commercialized or (b) the Discovery Period or any Option Period remains in effect, unless terminated early in accordance with Section 8.2 (the “Term”); provided, however, that Article XIII shall be effective as of the Execution Date.  Notwithstanding the above, if there are any ongoing disputes at the end of the Term as set forth above, this Agreement shall remain in full force and effect until all such disputes are resolved.

8.2                               Termination.

(a)                                 Termination for Convenience.  At any time after the first (1st) anniversary of the Effective Date, Incyte may elect to terminate this Agreement in its entirety, or as to one or more Projects, by providing twelve (12) months’ prior written notice to Agenus; provided that at any time after such notice by Incyte, Agenus may accelerate the effective date of such termination by providing thirty (30) days’ prior written notice to Incyte of such accelerated effective date.

(b)                                 Termination for Material Breach.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, then the Non-Breaching Party may deliver notice of such breach to the Breaching Party.  If the Breaching Party fails to cure such breach, or to initiate such steps as would be considered reasonable to effectively cure such breach (and thereafter diligently pursues such cure), within [**] after receipt of such notice of breach (or [**] in the case of non-payment of any amounts due hereunder), the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.  Notwithstanding the foregoing, if a Party disputes the termination, then Section 8.2(f) shall apply.

(c)                                  Termination if Incyte Challenges Agenus IP.  Except in connection with any infringement action brought by Agenus or any of its licensors, Affiliates or sublicensees against Incyte or any Incyte Related Party, if Incyte or any Incyte Related Party, directly or indirectly, (i) initiates or requests an interference, opposition or similar proceeding with respect to any Agenus Patent Right; (ii) makes, files or maintains any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of any Agenus Patent Right; or (iii) opposes

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

any extension of, or the grant of a supplementary protection certificate with respect to, any Agenus Patent Right, Agenus shall have the right to terminate this Agreement upon [**] prior written notice to Incyte, if Incyte or the Incyte Related Party, as applicable, has not withdrawn such action before the end of such notice period.

(d)                                 Termination for Abandoned Development or Commercialization.  If Incyte has Abandoned Development or Abandoned Commercialization, as applicable, Agenus may elect to terminate this Agreement as to the relevant Project (as provided in Section 4.3 or 5.3) by providing Incyte written notice of such termination, such termination to be effective immediately upon written notice to Incyte.  Notwithstanding the foregoing, if Incyte disputes the termination, then Section 8.2(f) shall apply.

(e)                                  Termination for Competing Program Following Change in Control.

(i)                                     In the event that Incyte undergoes a Change in Control, and the acquirer of Incyte, or any Person which, immediately prior to such Change in Control, is an Affiliate of such acquirer, is engaged in the research, development, manufacture or commercialization in the Field in the Territory of a compound or Antibody that Interacts with a Profit-Share Target(s) or a Target of a Co-Developed Product, or a therapeutic preparation containing such a compound or Antibody, as of the date of such Change in Control, then Agenus may elect to terminate this Agreement as to the applicable Profit Share Product or Co-Developed Product only, immediately upon written notice to Incyte.

(ii)                                  In the event that Agenus undergoes a Change in Control, and the acquirer of Agenus, or any Person which, immediately prior to such Change in Control, is an Affiliate of such acquirer, is engaged in the research, development, manufacture or commercialization in the Field in the Territory of a compound or Antibody that Interacts with a Profit-Share Target(s) or a Target of a Co-Developed Product, or a therapeutic preparation containing such a compound or Antibody, as of the date of such Change in Control, then Incyte may elect to terminate this Agreement as to the applicable Profit-Share Product or Co-Developed Product only, immediately upon written notice to Agenus.

(f)                                   Termination Disputes.  If a Party gives notice of termination under Section 8.2(b), if the Parties dispute whether Incyte has Abandoned Development or Abandoned Commercialization in accordance with Section 4.3 or 5.3, as applicable, or Agenus gives notice of termination under Section 8.2(c), 8.2(d) or 8.2(e)(i), or Incyte gives notice of termination under Section 8.2(e)(ii), and the other Party disputes whether such notice was proper, then the issue of whether or not the relevant Party breached this Agreement, Incyte has Abandoned Development or Abandoned Commercialization, or notice was properly given pursuant to Section 8.2(c), 8.2(d) or 8.2(e) shall be resolved in accordance with Section 12.2, and the Agreement shall remain in full force and effect until such dispute is resolved.  All cure periods shall be tolled during such dispute resolution process.  If, as a result of such dispute resolution process it is determined that the notice of termination was proper, then the Breaching Party, or Incyte, as applicable, shall be entitled to the remainder of the relevant cure period and such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

termination shall only be effective if the relevant breach, Abandoned Development, Abandoned Commercialization is not cured or otherwise addressed in accordance with this Agreement during such period.  On the other hand, if, as a result of the dispute resolution process, it is determined that the notice of termination was improper, then no termination shall have occurred or shall occur as a result of such notice and this Agreement shall remain in full force and effect.

8.3                               Effects Of Termination.

(a)                                 Upon termination of this Agreement, with respect to a particular Project or in its entirety, by Incyte pursuant to Section 8.2(a) or by Agenus pursuant to Sections 8.2(b), 8.2(c), 8.2(d) or 8.2(e)(i), the following provisions shall apply solely with respect to each Terminated Project, where “Terminated Project” means each terminated Project (or, if this Agreement is terminated in its entirety, each Project) and “Terminated Product” means a Product or Licensed Antibody arising from the relevant Terminated Project; provided, however, that any reference to “Terminated Product” shall exclude, and no rights are granted to Agenus with respect to, any compound, Antibody or active ingredient that is owned or controlled by Incyte or any of its Affiliates or a Third Party (which is not, for clarity, a Licensed Antibody or Product (other than a Combination Product)):

(i)                                     all licenses granted by Agenus to Incyte under Section 2.1 shall terminate and Incyte shall not have any rights to use or exercise any rights under the Agenus IP;

(ii)                                  Incyte hereby grants to Agenus, from and after such termination, an exclusive, worldwide, royalty-bearing (per Section 8.3(a)(xi) below) license, with the right to grant sublicenses, (A) under the Incyte IP as of the date of such termination, solely to the extent that such licenses are necessary to Develop, Manufacture or Commercialize the Terminated Products in the Field in the Territory, and (B) the license granted to Agenus under the Incyte Program Patent Rights and the Incyte Program Know-How pursuant to Section 2.2(b) shall survive;

(iii)                               the provisions of Article VI (other than Section 6.1) shall be terminated; provided that, as between the Parties, the rights and obligations of the Parties to Prosecute and enforce the Incyte Program Patent Rights and Joint Patent Rights that solely Cover the Terminated Product(s) shall be reversed, and, as necessary for Agenus to then exercise its first right to prosecute and enforce such Incyte Program Patent Rights and Joint Patent Rights, Incyte shall transition Prosecution and enforcement responsibilities to Agenus with respect to such Incyte Program Patent Rights and Joint Patent Rights, including execution of such documents as may be necessary to effect such transition;

(iv)                              Incyte shall promptly transfer and assign to Agenus all of Incyte’s and its Affiliates’ rights, title and interests in and to any trademark(s) (but not any Incyte house marks or any trademark containing the word “Incyte” owned by Incyte and used

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

for the Products in the Field in the Territory) owned by Incyte and used for the Terminated Products in the Field in the Territory;

(v)                                 Incyte shall provide to Agenus a fair and accurate summary report of the status of the Development and Commercialization of the Terminated Products in the Field in each country in the Territory through the effective date of termination within [**] after such termination;

(vi)                              to the extent permitted by applicable Law, Incyte shall transfer to Agenus, solely for the Development, Manufacture and Commercialization of the Terminated Products in the Field in the Territory, Incyte’s entire right, title, and interest in and to all preclinical and clinical data, and all other supporting data, including pharmacology, toxicology, chemistry and biology data, and documented technical and other information or materials to the extent related to the Development, Manufacture and Commercialization of the Terminated Products in the Field in the Territory; provided that Incyte may retain a single copy of such items for its records or such additional copies as required by applicable Law;

(vii)                           to the extent permitted by applicable Law, Incyte shall transfer to Agenus all Regulatory Documentation, Regulatory Approvals (including reimbursement and pricing approvals), the Global Safety Database, records of all Regulatory Interactions, in each case to the extent related to the Terminated Products in the Field in the Territory, that Incyte Controls as of the effective date of such termination. If Incyte is restricted under applicable Law from transferring ownership of any of the foregoing items to Agenus, Incyte shall grant, and hereby does grant, to Agenus (or its designee) a right of reference or use to such item.  Incyte shall take all permitted actions reasonably necessary to effect such transfer or grant of right of reference or use to Agenus;

(viii)                        to the extent reasonably requested by Agenus, Incyte shall transfer to Agenus any license agreements or other contracts between Incyte and any Third Party that are specific to the Terminated Products in the Field in the Territory (including, as applicable, Clinical Trial and Manufacturing agreements), to the extent such agreements are in effect as of the effective date of termination and such assignment or transfer is permitted at no cost or expense to Incyte, and to facilitate introductions of Agenus to the applicable Permitted Subcontractors, licensors, Manufacturing vendors, Clinical Trial sites, Clinical Trial investigators and the like;

(ix)                              Agenus shall have the right to purchase from Incyte all of the inventory of the Terminated Products in the Field in the Territory held by Incyte as of the effective date of termination at a price equal to Incyte’s Manufacturing Cost, determined in accordance with Accounting Standards, but only if the following conditions are met as of the date of supply:  (i) any such Products meet the applicable release specifications; and (ii) the continued use of such Products does not cause objectively valid safety concerns for which Agenus is not willing to indemnify Incyte (unless, pursuant to this Agreement or any manufacturing or supply (or similar) agreement between or among the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Parties or their Affiliates, Incyte (or its Affiliate) was obligated to indemnify Agenus or its Affiliates with respect to the Manufacture of the relevant units of such Product).  Agenus shall notify Incyte within [**] after the effective date of termination whether Agenus elects to exercise such right;

(x)                                 to the extent permitted by applicable Law, Incyte shall transfer to Agenus all promotional materials, customer data, competitive intelligence data, market research and other materials, information or data to the extent related to the Commercialization of the Terminated Products in the Field in the Territory that are Controlled by Incyte as of the effective date of such termination, to the extent necessary or reasonably useful for the Commercialization of such Products;

(xi)                              Agenus shall pay to Incyte, on a Terminated Product-by-Terminated Product basis, royalties on Net Sales of each Terminated Product by or under the authority of Agenus, its Affiliates or licensees or sublicensees as specified in the following chart in accordance with the same schedule and other terms and conditions as Incyte would have otherwise been obligated to pay royalties to Agenus for Royalty-Bearing Products under Article VII, mutatis mutandis:

Stage of Development of the Relevant Terminated Product as of the Effective Date of Termination	Royalty Rate
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(xii)                           for clarity, Sections 8.3(c), (d), (e) and (f) shall apply.

In the event of the termination of this Agreement with respect to a particular Project by Incyte under Section 8.2(a) or by Agenus under Section 8.2(d) or 8.2(e), this Agreement shall continue in full force and effect with respect to the Projects unaffected by such partial termination, and the provisions of this Section 8.3 shall apply solely with respect to the Project(s), and Product(s) arising out of the Project(s) that are affected by such partial termination.

(b)                                 Upon termination of this Agreement by Incyte in accordance with Section 8.2(b) or Section 8.2(e)(ii):

(i)                                     the licenses granted by Incyte to Agenus pursuant to Section 2.2 shall, at Incyte’s discretion, terminate or survive;

(ii)                                  the license granted by Agenus to Incyte pursuant to Section 2.1 shall remain in effect;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(iii)                               the rights and obligations of the Parties pursuant to Sections 6.2 and 6.3 shall remain in effect;

(iv)                              Incyte’s obligations to pay to Agenus royalties due under Section 7.6 and milestones due under Section 7.5 shall survive; provided, however, solely in the case of a termination of this Agreement by Incyte in accordance with Section 8.2(b), Incyte shall have the right, exercisable by delivery of written notice to Agenus, to set off against and reduce the amount of any royalties due to Agenus under Section 7.6 by the amount of any and all unindemnified Losses that are actually incurred by Incyte arising directly out of the material breach of this Agreement that resulted in such termination, with any dispute over the amount of such Losses to be resolved in accordance with Section 12.2 hereof;

(v)                                 at Incyte’s discretion, any Profit-Share Product or any Co-Developed Product shall become a Royalty-Bearing Product on the terms set forth in Section 4.4(d), without application of any of the notice periods contained therein, and Agenus shall have no further obligation to fund any portion of Allowable Expenses incurred thereafter for such Profit-Share Product or Development Costs incurred thereafter for such Co-Developed Product;

(vi)                              to the extent reasonably requested by Incyte, Agenus shall transfer to Incyte any license agreements or other contracts between Agenus and any Third Party that are specific to Products in the Field in the Territory (including, as applicable, Manufacturing agreements, but excluding the LICR Agreement), to the extent such agreements are in effect as of the effective date of termination and such assignment or transfer is permitted at no cost or expense to Agenus, and to facilitate introductions of Incyte to the applicable Permitted Subcontractors, licensors, Manufacturing vendors, and the like;

(vii)                           Incyte shall have the right to purchase from Agenus all of the inventory of the Products in the Field in the Territory held by Agenus as of the effective date of termination at a price equal to Agenus’ Manufacturing Cost, determined in accordance with Accounting Standards, but only if the following conditions are met as of the date of supply: (A) any such Products meet the applicable release specifications; and (B) the continued use of such Products does not cause objectively valid safety concerns for which Incyte is not willing to indemnify Agenus (unless, pursuant to this Agreement or any manufacturing or supply (or similar) agreement between or among the Parties or their Affiliates, Agenus (or its Affiliate) was obligated to indemnify Incyte or its Affiliates with respect to the Manufacture of the relevant units of such Product).  Incyte shall notify Agenus within six (6) months after the effective date of termination whether Incyte elects to exercise such right; and

(viii)                        for clarity, Sections 8.3(c), (d), (e) and (f) shall apply.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(c)                                  During the [**] period following termination of this Agreement with respect to a Terminated Project, neither (i) the Breaching Party and, subject to Section 12.3(b)(ii), its Affiliates, in the case of termination pursuant to Section 8.2(b), nor (ii) Incyte and, subject to Section 12.3(b)(ii), its Affiliates, in the case of termination by Incyte under Section 8.2(a) or by Agenus under Sections 8.2(c), 8.2(d) or 8.2(e)(i), nor (iii) Agenus and subject to Section 12.3(b)(ii), its Affiliates, in the case of termination by Incyte pursuant to Section 8.2(e)(ii), shall independently, or with a Third Party, Develop (but each may research), Manufacture or Commercialize in the Field in the Territory any Antibody that Interacts with the Named Target or Bullpen Target to which such Terminated Project is directed, or any product containing such an Antibody.

(d)                                 Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

(e)                                  Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(f)                                   Articles I, VIII, IX, XI, XII and Sections 2.5, 6.1, 7.7, 7.8, 7.9, 7.10, 7.11 and 7.12 shall survive termination or expiration of this Agreement.

ARTICLE IX:  INDEMNIFICATION; LIMITATION OF LIABILITY

9.1                               By Incyte.

(a)                                 Subject to Section 9.1(b), Incyte agrees, at Incyte’s cost and expense, to defend, indemnify and hold harmless Agenus and its Affiliates, and their respective directors, officers, employees and agents (the “Agenus Indemnified Parties”) from and against any losses, costs, damages, fees or expenses (“Losses”) arising out of any Third Party claim to the extent relating to (i) any breach by Incyte of any of its representations, warranties or obligations pursuant to this Agreement; (ii) the negligence or willful misconduct of Incyte; and (iii) except as otherwise provided in Section 9.3, the Development, Manufacture, Commercialization, use, sale or other disposition by Incyte or Incyte Related Parties of any Licensed Antibody or Product.

(b)                                 In the event of any such claim against any of the Agenus Indemnified Parties by any Third Party, Agenus shall promptly notify Incyte in writing of the claim. Subject to Section 9.1(c), Incyte shall have the right, exercisable by notice to Agenus within [**] after receipt of notice from Agenus of the claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the claim (including the right to settle the claim solely for monetary consideration) with counsel selected by Incyte and reasonably acceptable to Agenus.  The Agenus Indemnified Parties shall cooperate with Incyte and may, at

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

their option and expense, be separately represented in any such action or proceeding.  Incyte shall not be liable for any litigation costs or expenses incurred by the Agenus Indemnified Parties without Incyte’s prior written authorization. In addition, Incyte shall not be responsible for the indemnification or defense of any Agenus Indemnified Party to the extent arising from any negligent or intentional acts by any Agenus Indemnified Party or the breach by Agenus of any representation, obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent. Notwithstanding the foregoing, Incyte shall not settle a Third Party claim without the prior written consent of Agenus, if such settlement would impose any monetary obligation on Agenus or require Agenus to submit to an injunction.

(c)           Notwithstanding anything to the contrary above, in the event of any such claim against the Agenus Indemnified Parties by a governmental or criminal action seeking an injunction against Agenus, Agenus shall have the right to control the defense, litigation, settlement, appeal or other disposition of the claim at Incyte’s expense.

9.2          By Agenus.

(a)           Subject to Section 9.2(b), Agenus agrees, at Agenus’ cost and expense, to defend, indemnify and hold harmless Incyte and its Affiliates and their respective directors, officers, employees and agents (the “Incyte Indemnified Parties”) from and against any Losses arising out of any Third Party claim to the extent relating to (i) any breach by Agenus of any of its representations, warranties or obligations pursuant to this Agreement, (ii) a claim that the entry into this Agreement or the grant of licenses to Incyte hereunder violates any oral or written contractual obligation to which Agenus is a party or by which it is bound, (iii) the negligence or willful misconduct of Agenus, or (iv) except as otherwise provided in Section 9.3, the Development, Manufacture, Commercialization, use, sale or other disposition by Agenus or its Affiliates of any Licensed Antibody or Product.

(b)           In the event of any such claim against any of the Incyte Indemnified Parties by any Third Party, Incyte shall promptly notify Agenus in writing of the claim.  Subject to Section 9.2(c), Agenus shall have the right, exercisable by notice to Incyte within [**] after receipt of notice from Incyte of the claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the claim (including the right to settle the claim solely for monetary consideration) with counsel selected by Agenus and reasonably acceptable to Incyte. The Incyte Indemnified Parties shall cooperate with Agenus and may, at their option and expense, be separately represented in any such action or proceeding.  Agenus shall not be liable for any litigation costs or expenses incurred by the Incyte Indemnified Parties without Agenus’ prior written authorization.  In addition, Agenus shall not be responsible for the indemnification or defense of any Incyte Indemnified Party to the extent arising from any negligent or intentional acts by any Incyte Indemnified Party, or the breach by Incyte of any representation, obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.   Notwithstanding the foregoing, Agenus shall not settle a Third Party claim without the prior written consent of Incyte, if such settlement would impose any monetary obligation on Incyte or require Incyte to submit to an injunction.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(c)           Notwithstanding anything to the contrary above, in the event of any such claim against the Incyte Indemnified Parties by a governmental or criminal action seeking an injunction against Incyte, Incyte shall have the right to control the defense, litigation, settlement, appeal or other disposition of the claim at Agenus’ expense.

9.3          Shared Claims.  Any Losses arising out of any Third Party claim involving any actual or alleged death or bodily injury arising out of or resulting from the Development, Manufacture or Commercialization of any Profit-Share Product in the Field in the Territory, to the extent that such Losses exceed the amount (if any) covered by the applicable Party’s product liability insurance (“Excess Product Liability Costs”), shall be shared equally by the Parties as a Product Liability Cost for purposes of calculating Profit-or-Loss, except to the extent such Losses arise out of any Third Party claim based on (a) a Party’s breach of any of its representations, obligations or warranties under to this Agreement, or (b) the negligence or intentional act of a Party, its Affiliates, or their respective permitted sublicensees, or any of the respective officers, directors, employees and agents of each of the foregoing entities, in the performance of obligations or exercise of rights under this Agreement.

9.4          Limitation of Liability.  EXCEPT WITH RESPECT TO A BREACH OF ARTICLE XI, OR A PARTY’S LIABILITY PURSUANT TO ARTICLE IX, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT OR REMOTE DAMAGES, OR, EXCEPT WITH RESPECT TO A BREACH OF SECTION 2.7 OR 8.3(c), FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

9.5          Joint and Several Liability.  Agenus US and 4-AB shall be jointly and severally liable for all obligations of Agenus, or either Agenus US or 4-AB, under this Agreement.

ARTICLE X:  REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1        Representation Of Authority; Consents.  Agenus and Incyte each represents and warrants, and covenants, as applicable, to the other Party that:

(a)           as of the Execution Date, it has full right, power and authority to enter into this Agreement;

(b)           as of the Execution Date and, subject to receipt of HSR Clearance, as of the Effective Date, this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

and/or exclusions of liability, competition Laws, penalties and jurisdictional issues including conflicts of Laws);

(c)           except for HSR Clearance, as of the Execution Date, and except as otherwise contemplated in this Agreement, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained; and

(d)           neither it nor any of its Affiliates has been debarred or is subject to debarment, and such Party covenants that neither it nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of the Licensed Antibodies or Products in the Field, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.  Each Party shall inform the other Party in writing immediately upon learning that it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or upon learning that any action is pending or threatened relating to the debarment or conviction of such Party or any of its Affiliates, or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of the Licensed Antibodies or Products in the Field.

10.2        No Conflict.  Each Party represents and warrants to the other Party that, except as otherwise disclosed to the other Party in writing, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate organizational documents or any requirement of applicable Laws and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any material oral or written contractual obligation of such Party including, in the case of Agenus, under the LICR Agreement.  Each Party agrees that it shall not during the term of this Agreement grant any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement.

10.3        Additional Agenus Representations and Warranties.  Agenus represents and warrants that, as of the Execution Date, except as previously disclosed to Incyte in writing, and covenants, as applicable, that:

(a)           Exhibit A sets forth a true and complete list of the Agenus Patent Rights;

(b)           Agenus is entitled to grant the rights, licenses and sublicenses granted to Incyte pursuant to Section 2.1 (including pursuant to the LICR Agreement) and no Third Party other than LICR and MSKCC retains rights under the LICR Agreement that would preclude Incyte from exercising the rights and licenses granted in this Agreement.  Except for the LICR Agreement, there are no agreements or arrangements to which Agenus or any of its Affiliates is a

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

party relating to Licensed Antibodies or Agenus IP or Agenus Platform IP that would limit the rights granted to Incyte under this Agreement;

(c)           Agenus and its Affiliates have and have enforced, and after the Effective Date or during the Term shall have, a policy of requiring all of their respective employees, officers, contractors and consultants to execute agreements requiring assignment to Agenus or its Affiliate, as applicable, of all inventions made during the course of and as a result of their association with Agenus or such Affiliate and requiring each such employee, officer, contractor and consultant to maintain as confidential all Confidential Information it receives during their performance of their obligations for Agenus or its Affiliate;

(d)           to Agenus’ knowledge, no Third Party (i) is infringing any Agenus Patent Rights or Agenus Platform Patent Rights Covering the Retrocyte Display Technology or has misappropriated any Agenus Know-How or Agenus Platform Know-How or (ii) has challenged the ownership, scope, duration, validity, enforceability, priority or right to use any Agenus Patent Rights or Agenus Platform Patent Rights Covering the Retrocyte Display Technology (including through the institution or written threat of institution of interference, post-grant review, inter partes review, reexamination, protest, opposition, nullity or similar invalidity proceedings before the U.S. Patent and Trademark Office or any analogous foreign entity) or any Agenus Know-How or Agenus Platform Know-How;

(e)           neither Agenus nor its Affiliates has granted, and after the Execution Date and during the Term, neither Agenus nor its Affiliates will grant, any right, option, license or interest in or to any of the Agenus Patent Rights or Agenus Know-How that is in conflict with the rights or licenses granted to Incyte under this Agreement;

(f)            other than pursuant to the LICR Agreement (an accurate and complete copy of which has been provided to Incyte), (i) none of the Agenus IP, the Agenus Platform Patent Rights Covering the Retrocyte Display Technology, or the Agenus Platform Know-How has been licensed or sublicensed from any Third Party, and (ii) there are no royalties or other payments that would be due to Third Parties on account of Development or Commercialization of Licensed Antibodies or Products hereunder as a result of any agreement entered into by Agenus or any of its Affiliates on or before the Execution Date;

(g)           Agenus is not in default with respect to a material obligation under, and neither LICR nor  MSKCC has claimed that Agenus nor, to the knowledge of Agenus, has grounds upon which to claim, that Agenus is in default with respect to a material obligation under, the LICR Agreement, except for defaults that would not have a material adverse effect on Incyte’s Program Rights hereunder;

(h)           all fees due to date that are required to maintain the Agenus Patent Rights and the Agenus Platform Patent Rights Covering the Retrocyte Display Technology have been paid in full and, to Agenus’ knowledge, all issued claims of the Agenus Patent Rights and the Agenus Platform Patent Rights Covering the Retrocyte Display Technology are valid and enforceable;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(i)            neither Agenus nor any of its Affiliates owns or is licensed under any Patent Rights or Know-How necessary to Develop, Manufacture or Commercialize any Product that are not included in the licenses granted hereunder to Incyte;

(j)            neither Agenus nor any of its Affiliates has received any written communications of pending or threatened claims against it relating to infringement of any Intellectual Property Rights of any Third Party by means of the practice or use of the Agenus IP, the Agenus Platform Patent Rights Covering the Retrocyte Display Technology or the Agenus Platform Know-How, nor have any of them received any written communications alleging that Agenus or any of its Affiliates has violated, through the development, manufacture, use, import, offering for sale or sale of products containing Agenus IP, Agenus Platform Patent Rights Covering the Retrocyte Display Technology or Agenus Platform Know-How, or the Development, Manufacture or Commercialization of any Licensed Antibody or Product, any Intellectual Property Rights of any Third Party, nor to its knowledge, is there any reasonable basis for any such claim or allegation; and

(k)           there is no legal claim, judgment or settlement against or owed by Agenus or its Affiliates, or any order, writ, injunction or decree of any Governmental Authority against Agenus or any of its Affiliates, in each case relating to any Product, the Agenus IP or the Agenus Platform Patent Rights Covering the Retrocyte Display Technology, or the Agenus Platform Know-How, or the transactions contemplated by this Agreement.

10.4        Disclaimer of Warranty.  Nothing in this Agreement shall be construed as a representation made or warranty given by Agenus that Incyte will be successful in obtaining any Patent Rights, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid.  Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that it will be successful in Developing or Commercializing any Licensed Antibody or Product.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL PATENT RIGHTS AND KNOW-HOW LICENSED PURSUANT TO THIS AGREEMENT SHALL BE PROVIDED ON AN “AS IS” BASIS.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

10.5        Standstill.

(a)           Incyte agrees that, during the Initial Discovery Period, unless specifically invited in writing to do so by Agenus US, Incyte and each of its Affiliates will not in any manner, directly or indirectly:

(i)            effect, or seek, offer or propose to effect (whether publicly or otherwise) or cause or participate in, (A) any acquisition of (1) any Voting Stock of Agenus US or any securities that at such time are convertible or exchangeable into or exercisable for any Voting Stock of Agenus US (collectively, “Voting Securities”);

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(2) any direct or indirect rights or options to acquire any Voting Securities; or (3) any assets or securities of Agenus US or any of its subsidiaries; (B) any merger, consolidation, tender or exchange offer, or other business combination involving Agenus US or an Affiliate thereof; (C) any restructuring, recapitalization, liquidation, dissolution or similar transaction with respect to Agenus US or an Affiliate thereof; (D) any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or consents with respect to any Voting Securities, any “election contest” (as such term is defined or used in Rule 14a-11 of the Exchange Act) with respect to Agenus US, or any demand for a copy of Agenus US’s stock ledger, list of its stockholders, or other books and records; or (E) any action inconsistent with the terms of this Section 10.5;

(ii)           form, join, participate in or encourage the formation of any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities;

(iii)          otherwise act, alone or in concert with others (including by providing financing for another party), to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of Agenus US;

(iv)          take any action that might force Agenus US to make a public announcement regarding any of the types of matters set forth in Section 10.5(a)(i);

(v)           make (publicly or to Agenus US, or its directors, officers, employees, agents or security holders, directly or indirectly) any request or proposal to amend, waive or terminate any provision of this Section 10.5 or any inquiry or statement relating thereto; or

(vi)          instigate, encourage or assist any Third Party to do any of the foregoing.

(b)           Notwithstanding the foregoing provisions of this Section 10.5, the restrictions set forth in this Section 10.5 shall terminate and be of no further force and effect if: (i) Agenus US publicly engages in a process designed for Agenus US to solicit offers relating to transactions which, if consummated, would result in a Change in Control of Agenus US; (ii) Agenus US enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of Agenus US’s Voting Securities or all or substantially all of Agenus US’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise; or (iii) a person of 13D Group not including Incyte commences or publicly announces its intent to commence a tender or exchange offer for a controlling portion of Agenus US’s Voting Securities .

(c)           Notwithstanding anything in the Section 10.5 to the contrary, Incyte and its Affiliates may acquire, through that certain Stock Purchase Agreement of even date herewith

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

between Agenus US and Parent (the “Stock Purchase Agreement”) or through open market purchases, an aggregate amount of Voting Securities that would represent less than fifteen percent (15%) of the voting power represented by Agenus’ Voting Stock, solely for the purposes of investment in the ordinary course of business (so long as any decision to make such acquisition is in compliance with United States securities laws).  Nothing in this Section 10.5 shall restrict passive investments by any employee benefit plan of Incyte or its Affiliates so long as such investments are directed by independent trustees, administrators or employees who do not have Confidential Information of Agenus.

(d)           This Section 10.5 shall not apply to any of the activities with respect to Licensed Antibodies or Products contemplated by this Agreement.

10.6        Additional Covenants Regarding the LICR Agreement.  Agenus agrees that during the Term:

(a)           Agenus shall use Commercially Reasonable Efforts to fulfill its obligations under the LICR Agreement to the extent that failure to do so would materially adversely affect Incyte or its rights hereunder;

(b)           Agenus shall not enter into any subsequent agreement with any other party to the LICR Agreement that modifies or amends the LICR Agreement in any way that would materially adversely affect Incyte’s rights or interest under this Agreement without Incyte’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, and shall provide Incyte with a copy of any modification to or amendment of the LICR Agreement, regardless of whether Incyte’s consent was required with respect thereto;

(c)           Agenus shall not terminate the LICR Agreement in whole or in part without Incyte’s prior written consent if such termination would materially adversely affect Incyte’s rights hereunder;

(d)           Agenus shall promptly furnish Incyte with copies of all communications received by Agenus from any other party to the LICR Agreement, as well as all material reports and other communications that Agenus furnishes to LICR or MSKCC under the LICR Agreement, in each case to the extent any such communications, or reports could reasonably affect the rights or obligations of Incyte under this Agreement.  Agenus shall give Incyte, upon its request, a reasonable opportunity to review and comment upon such reports or communications before they are transmitted to any such other party and Agenus shall consider in good faith any reasonable comments timely provided by Incyte; and

(e)           Agenus shall, within five (5) Business Days after Agenus’ receipt thereof, furnish Incyte with copies of all notices received by Agenus relating to any alleged breach or default by Agenus under the LICR Agreement that could materially adversely affect Incyte and, if Agenus determines that it cannot or chooses not to cure or otherwise resolve any such alleged breach or default, Agenus shall so notify Incyte within five (5) Business Days of such determination.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE XI:  CONFIDENTIALITY

11.1        Confidential Information.

(a)           In connection with the performance of their respective obligations under this Agreement, each Party (the “Disclosing Party”) may, itself or through or its Affiliates, disclose certain Confidential Information to the other Party (the “Recipient”) or its Affiliates.  During the Term and for a period of [**] thereafter, the Recipient shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not use such Confidential Information for any purpose, except that the Recipient may disclose or permit the disclosure of any such Confidential Information to its Affiliates and permitted sublicensees, or its or their respective directors, officers, employees, consultants, advisors and agents, and its Permitted Subcontractors, who in each case are obligated to maintain the confidential nature of such Confidential Information on terms no less stringent than those of this Article XI.  In addition, the Recipient may use or disclose Confidential Information of the Disclosing Party (i) in exercising the Recipient’s rights and licenses granted hereunder (including exercising these rights to discuss with Third Party sublicensing opportunities) or to fulfill its obligations and/or duties hereunder; provided that such disclosure is made to a Person who is obligated to confidentiality and non-use obligations no less rigorous than those of this Section 11.1 and (ii) subject to Section 11.1(c), in prosecuting or defending litigation, complying with applicable Law and/or submitting information to tax or other Governmental Authorities.  Confidential Information of the Disclosing Party includes all “Confidential Information” (as defined in the Prior Confidentiality Agreement which remains Confidential Information on the Effective Date of this Agreement) disclosed by the Disclosing Party or its Affiliate to the Recipient or its Affiliate pursuant to the Prior Confidentiality Agreement.

(b)           The obligations of confidentiality and non-use set forth above shall not apply to the extent that the Recipient can demonstrate that the relevant Confidential Information of the Disclosing Party:  (i) was publicly known prior to the time of its disclosure under this Agreement other than through a breach by the Disclosing Party or its Affiliate of the Prior Confidentiality Agreement; (ii) became publicly known after the time of its disclosure under this Agreement other than through acts or omissions of the Recipient, its Affiliates, potential sublicensees or permitted sublicensees in violation of this Agreement; (iii) is or was disclosed to the Recipient or any of its Affiliates at any time, whether prior to or after the time of its disclosure under this Agreement or the Prior Confidentiality Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party or any of its Affiliates and having no obligation of confidentiality with respect to such Confidential Information; (iv) is independently developed by the Recipient or any of its Affiliates without access to such Confidential Information as evidenced by written records; or (v) was known by Recipient or any of its Affiliates at the time of receipt from Disclosing Party or any of its Affiliates as documented by Recipient’s or any of its Affiliate’s records.

(c)           In addition, the Recipient or any of its Affiliates may disclose Confidential Information of the Disclosing Party to the extent necessary to comply with applicable Laws or a court or administrative order; provided that the Recipient provides to the Disclosing Party prior

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

written notice of such disclosure, to the extent reasonably possible, and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

(d)           Notwithstanding the obligations in Section 11.1(a) and 11.1(c), a Party may disclose (and, in connection therewith, use) Confidential Information of the other Party, if such disclosure:

(i)            is made to Governmental Authorities or other Regulatory Authorities in order to obtain Patent Rights or to gain or maintain approval (A) to conduct Clinical Trials with respect to products as provided hereunder or (B) to market products as provided hereunder, but such disclosure may be only to the extent reasonably necessary to obtain such Patent Rights or authorizations;

(ii)           is made to its Affiliates, permitted sublicensees, agents, consultants, or other Third Parties (including service providers) for the Development, Manufacture or Commercialization of Licensed Antibodies and Products as provided hereunder, or in connection with an assignment of this Agreement, a licensing transaction related to products under this Agreement, a loan, financing or investment, or an acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in performing such activities or entering into such transactions), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement; or

(iii)          consists entirely of Confidential Information previously approved by the Disclosing Party for disclosure by the Recipient.

(e)           Each Recipient shall be responsible for any breach of the obligations of this Section 11.1 by any Person to whom such Recipient or its Affiliate disclosed the Disclosing Party’s Confidential Information.

11.2        Publicity; Attribution; Terms of this Agreement; Non-Use of Names.

(a)           The Parties shall issue a press release, in the form attached as Exhibit B, within one (1) Business Day after the Execution Date, to announce the execution of this Agreement and describe the material financial and operational terms of this Agreement.  Except as required by judicial order or applicable Law, or as set forth below, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  The Party preparing any such public announcement shall provide the other Party with a draft thereof at least [**] prior to the date on which such Party would like to make the public announcement.  Neither Party shall use the name, trademark, trade name or logo of the other Party, its employees, or of LICR, in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party or, as applicable, LICR.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)           Notwithstanding the terms of this Article XI, either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, based on the advice of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) or any other Governmental Authority.  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.2(b), the Parties will consult with one another on the terms of this Agreement for which confidential treatment will be sought in making any such disclosure.  If a Party wishes to disclose this Agreement or any of the terms hereof in accordance with this Section 11.2(b), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms as may be reasonably requested by the other Party; provided that the disclosing Party shall always be entitled to comply with legal requirements, including the requirements of the SEC.

(c)           Either Party may also disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to existing and potential sublicensees or to permitted sublicensees and assignees, or to any other Person described in Section 11.1(d)(ii), in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 11.2(c) or Section 11.1(d)(ii).

(d)           For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure if the content of such press release, public announcement or disclosure has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

11.3        Publications.  Each Party and its Affiliates shall have the right to make disclosures pertaining to a Licensed Antibody or Product to Third Parties in Publications, consistent with the Publication plan approved by the JSC and with the prior approval of the JSC, in accordance with the following procedure:  The publishing Party shall provide the non-publishing Party with an advance copy of the proposed Publication, and the other Party shall then have [**] prior to submission of any Publication in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to the non-publishing Party.  If the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to the non-publishing Party (other than pursuant to a license granted under this Agreement), or on any Know-How which is Confidential Information of the non-publishing Party, the publishing Party shall delay or prevent such Publication as follows:  (i) with respect to a patentable invention, such Publication shall be delayed sufficiently long (not to exceed sixty (60) days) to permit the timely preparation and filing of a patent application; and (ii) with respect to Know-How which is Confidential Information of such non-publishing Party, such Know-How

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

shall be deleted from the Publication.  Notwithstanding the foregoing, a Party shall be permitted to disclose information on sites such as clinicaltrials.gov in accordance with its normal business practices.

11.4        Return of Confidential Information.  Subject to Sections 8.3(a) or 8.3(b), upon the expiration or termination of this Agreement, upon request, the Receiving Party shall return to the Disclosing Party or destroy all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof).  In addition, the Receiving Party and its Affiliates shall destroy:  (a) any notes, reports or other documents. prepared by the Receiving Party which contain Confidential Information of the Disclosing Party; and (b) any Confidential Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.  Nothing in this Section 11.4 shall require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Receiving Party and its Affiliates shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI with respect to any of the Disclosing Party’s Confidential Information contained in such archival tapes or other electronic back-up media.  Any requested destruction of the Disclosing Party’s Confidential Information shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction.  Notwithstanding the foregoing, (i) the Receiving Party and its Affiliates may retain one copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this Article XI and (ii) the Receiving Party and its Affiliates may retain the Disclosing Party’s Confidential Information and its own notes, reports and other documents to the extent reasonably required (x) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; (y) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or (z) for regulatory or archival purposes.  Notwithstanding the return or destruction of the Disclosing Party’s Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI.

ARTICLE XII:  MISCELLANEOUS

12.1        Governing Law.  This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, USA, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

12.2        Dispute Resolution.  Matters before the JSC, Project Management Teams and Subcommittees shall be governed by the process specified in Section 3.5.  Any controversy, claim or dispute arising out of or relating to this Agreement that is not subject to Section 3.5, shall be settled, if possible, through good faith negotiations between the Parties.  If the Parties

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

are unable to settle such dispute within [**], such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

(a)           The Executive Officers of both Parties shall meet to attempt to resolve such dispute.  Such resolution, if any, of a referred issue shall be final and binding on the Parties.  All negotiations pursuant to this Section 12.2(a) are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)           If the Executive Officers cannot resolve such dispute within [**] after either Party requests such a meeting in writing and such dispute does not relate to a scientific or budgetary matter over which the JSC has responsibility or a matter described in Section 3.5(c), then,

(i)            if the dispute relates to (A) whether a milestone event has been achieved, (B) whether Incyte has Abandoned Development or Abandoned Commercialization of a Product or Project, or (C) inventorship of a Patent Right, then the matter will be submitted to an expert for resolution in accordance with the procedures set forth in Schedule 12.2; and

(ii)           in all other cases, either Party may seek resolution of such dispute in a court of competent jurisdiction.

(c)           Notwithstanding anything to the contrary in this Section, if either Party in its sole judgment believes that any such breach of this Agreement could cause it irreparable harm, such Party (i) will be entitled to seek equitable relief in order to avoid such irreparable harm, and (ii) will not be required to follow the procedures set forth in Section 12.2(a)-(b) with respect to seeking such relief.

12.3        Assignment.

(a)           Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, except that either Party may make such assignment without the prior written consent of the other Party to an Affiliate (so long as such Party shall remain jointly and severally liable with such Affiliate with respect to all obligations so assigned) or as set forth in Section 12.3(b)(i).  Any request for consent to assignment shall not be unreasonably withheld or delayed.  Any purported assignment in contravention of this Section 12.3 shall, at the option of the non-assigning Party, be null and void and of no effect.  No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder.  This Agreement shall be binding upon and enforceable against the successor to or any permitted assignee from either of the Parties.

(b)           Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(i)            Either Party may assign this Agreement, along with the rights and licenses granted to it hereunder and the obligations to which it is subject hereunder, to a Third Party in connection with a Change in Control, subject to Sections 2.7(f), 8.2(e) and 12.3(b)(ii).

(ii)           In the event that this Agreement is assigned by a Party in connection with a Change in Control or a Party otherwise undergoes a Change in Control, (A) the other Party shall not be entitled to any rights or access to Intellectual Property Rights of the assignee or acquirer of such Party, and (B) the assignee or acquirer (1) shall not be entitled to rights or access to Intellectual Property Rights of the other Party, and (2) shall not be bound by the provisions of Section 2.7(c), 2.7(d) or 8.3(c).

12.4        Entire Agreement; Amendments.  This Agreement and the Exhibits referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Prior Confidentiality Agreement.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

12.5        Notices.  All communications, notices, instructions and consents provided for herein or in connection herewith shall be made in writing and be sent to the address below and will be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a reputable international overnight courier service.  Any such communication, notice, instruction or consent will be deemed to have been delivered:  (i) on receipt if given in person; (ii) three (3) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid within the same country as the recipient’s address or five (5) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid from another country; or (iii) one (1) Business Day after it is sent via a reputable international overnight courier service.

Notices to Agenus shall be addressed to:

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305, USA

Attention:  General Counsel

with a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110, USA

Attention:  Gerald E. Quirk, Esq.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Notices to 4-AB shall be addressed to:

4-Antibody AG

Hochbergerstrasse 60C

CH-4057 Basel, Switzerland

Attention:  Robert Burns, Managing Director

with a copy to:

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305, USA

Attention:  General Counsel

Notices to Incyte shall be addressed to:

Incyte Europe Sarl

c/o Incyte Corporation

1801 Augustine Cut-Off

Wilmington, Delaware 19803, USA

Attention:  General Counsel

with a copy to:

WilmerHale

60 State Street

Boston, Massachusetts 02109, USA

Attention:  Steven D. Singer, Esq.

provided, however, that if either Party will have designated a different address by notice to the other Party in accordance with this Section 12.5, then to the last address so designated.

12.6        Force Majeure.  No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from a Force Majeure Event; provided that the Party affected by such cause promptly notifies the other Party and uses diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more of the above mentioned causes.

12.7        Compliance With Laws.  Each Party shall perform its obligations under this Agreement in compliance with all applicable Laws.

12.8        Use Of Names, Logos Or Symbols.  Subject to Sections 5.1(d) and Article XI, no Party shall use the name, trademarks, trade names physical likeness, employee names or owner symbol of the other Party for any purpose, including private or public securities placements, without the prior written consent of the affected Party.  Nothing contained in this

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Agreement, except Section 5.1(d) and Article XI, shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks, trade names or the names of any employees thereof, without separate, express written permission of the owner of such trademark, trade name or name.

12.9        Independent Contractors.  It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed to create a joint venture or any relationship of employment, agency or partnership between the Parties to this Agreement.  Neither Party is authorized to make any representations, commitments or statements of any kind on behalf of the other Party or to take any action that would bind the other Party.  Furthermore, none of the transactions contemplated by this Agreement shall be construed as a partnership for any tax purposes.

12.10      No Implied Waivers; Rights Cumulative.  No failure on the part of Agenus or Incyte to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor shall any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.11      Severability.  If, under applicable Laws, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

12.12      Execution In Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.

12.13      No Third Party Beneficiaries.  No Person other than Incyte and Agenus (and their respective successors and permitted assignees) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.14      Performance by Affiliates.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

12.15      Exhibits.  In the event of inconsistencies between this Agreement and any Exhibit hereto, the terms of this Agreement shall control.

12.16      Parent Guarantee.  Parent hereby irrevocably and unconditionally guarantees all obligations and liabilities of Incyte arising under this Agreement, including the full and timely performance thereof.  This guarantee is of payment and performance and not of collection.  No release or extinguishment of Incyte’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy or similar proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

12.17      Construction.  In construing this Agreement, unless expressly specified otherwise:

(a)           references to Articles, Sections and Exhibits are to articles and sections of, and exhibits to, this Agreement;

(b)           except where the context otherwise requires, use of either gender includes any other gender, and use of the singular includes the plural and vice versa;

(c)           headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d)           any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

(e)           except where the context otherwise requires, the word “or” is used in the inclusive sense;

(f)            the terms “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)           the term “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(h)           except where the context otherwise requires, “will” means “shall”;

(i)            references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(j)            references to a Person are also to its successors, heirs and permitted assigns;

(k)           except if Business Days are specified, “day” or “days” refers to calendar days;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(l)            if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day;

(m)          “monthly” means on a calendar month basis;

(n)           “quarter” or “quarterly” means on a Calendar Quarter basis;

(o)           “annual” or “annually” means on a Calendar Year basis;

(p)           “year” means a three hundred sixty-five (365) day period unless Calendar Year is specified;

(q)           references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the Execution Date, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect;

(r)            all references to “Dollars” or “$” herein shall mean U.S. Dollars;

(s)            when referring to notices to, review by, consultation with, or the prior written consent or agreement of Agenus, such notice, review, consultation, consent or agreement shall only be required as to Agenus US;

(t)            any reference to Agenus shall mean either or both Agenus US or 4-AB, as the context may require;

(u)           a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner;

(v)           any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); and

(w)          each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE XIII:  HSR

13.1        HSR Filings.  Both Parties shall promptly file (and, in any event, within seven (7) Business Days after the Execution Date) the HSR Filings with the FTC and the DOJ pursuant to the HSR Act.

13.2        Cooperation.

(a)           The Parties shall use Commercially Reasonable Efforts to promptly obtain HSR Clearance for the consummation of this Agreement and the Stock Purchase Agreement and the transactions contemplated hereby and thereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request; provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any assets (including the assets of any Affiliate of either Party) or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest or settle, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party respecting the transactions contemplated by this Agreement or the Stock Purchase Agreement.

(b)           The Parties shall instruct their respective counsel to cooperate with each other and use Commercially Reasonable Efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period.  Each Party’s counsel will undertake (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and responses to personnel of the FTC or DOJ.  Incyte shall be responsible for any filing fees in connection with the HSR Filings.

13.3        Termination Due to Passage of Time.  Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate this Agreement effective upon notice to the other Party if the HSR Clearance Date shall not have occurred on or before the date that is [**] after the Parties make their respective HSR Filings pursuant to Section 13.1.  If this Agreement is so terminated pursuant to this Section 13.3, then this Agreement shall terminate in its entirety and, for clarity, the Prior Confidentiality Agreement shall remain in full force and effect notwithstanding any termination of this Agreement pursuant to this Section 13.3.

[signature page follows]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

INCYTE EUROPE SARL

By:	/s/ Laurent Chardonnet
Laurent Chardonnet
Managing Officer
Signed in Geneva, Switzerland on 9 January 2015

INCYTE CORPORATION
(solely with respect to Section 12.16)

By:	/s/ Herve Hoppenot
Herve Hoppenot
President and Chief Executive Officer

AGENUS INC.

By:	/s/ Garo H. Armen, Ph.D.
Garo H. Armen, Ph.D.
Chairman and Chief Executive Officer

4-ANTIBODY AG

By:	/s/ Robert F. Burns, Ph.D.
Robert F. Burns, Ph.D.
Managing Director

By:	/s/ Marc A. van Dijk, Ph.D.
Marc A. van Dijk, Ph.D.
Site Head — Basel and Chief Technology Officer

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT A

AGENUS PATENT RIGHTS

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT B

INITIAL PRESS RELEASE

[see attached]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

FOR IMMEDIATE RELEASE

Incyte and Agenus Announce Global Alliance to Develop
Novel Immuno-Oncology Antibodies

•                       Alliance to initially focus on four checkpoint modulator programs directed at GITR, OX40, TIM-3 and LAG-3

•                       Incyte to have access to Agenus’ proprietary Retrocyte DisplayTM platform for the discovery of additional therapeutic antibodies

•                       Agenus to receive $60 million comprised of a $25 million technology and program access fee under the. collaboration plus $35 million equity investment in Agenus at $4.51/share

•                       Agenus eligible to receive up to $350 million in development, regulatory and commercial milestones across the four lead programs

WILMINGTON, DE and LEXINGTON, MA - January 9, 2015 - Incyte Corporation (Nasdaq: INCY) and Agenus Inc. (Nasdaq: AGEN) today announced a global license, development and commercialization agreement focused on novel immuno-therapeutics using Agenus’ proprietary Retrocyte Display TM antibody discovery platform.

The alliance will initially focus on the development of checkpoint modulator antibodies directed against GITR, OX40, LAG-3 and TIM-3. Agenus and Incyte will share all costs and profits for the GITR and OX40 antibody programs on a 50:50 basis, with Agenus eligible for potential milestones; TIM-3 and LAG-3 are royalty-bearing programs to be funded by Incyte, with Agenus eligible for potential milestones and royalties. The first clinical trials are expected to be initiated in 2016.

“This alliance with Agenus adds therapeutic antibody capabilities to our proven small molecule discovery expertise, significantly expands the landscape of potential immuno-oncology targets available to us, and strengthens our ability to identify and advance novel therapeutic combinations,” said Hervé Hoppenot, President and CEO of Incyte.

“Incyte’s track record of success in oncology development and commercialization, together with our therapeutic antibody expertise and the commonality of our objectives, speak to the compelling strategic rationale for this alliance,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “Our Retrocyte DisplayTM technology has produced high quality antibody candidates and offers significant advantages over competing technologies. With Incyte, we believe we have an ideal partner to help define the evolving treatment paradigm of cancer immunotherapies.”

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Under the terms of the agreements between the parties, Incyte will make upfront payments to Agenus totaling $25 million and invest $35 million by purchasing approximately 7.76 million newly issued shares of Agenus common stock at a price of $4.51 per share. In addition to the initial four target programs in the alliance, the parties have an option to jointly nominate and pursue additional targets within the framework of the multi-year collaboration. Terms also include:

•                  For each royalty-bearing product, Agenus will be eligible to receive up to $155 million in future contingent development, regulatory and commercialization milestones.

•                  Also for royalty-bearing products, Agenus will be eligible to receive tiered royalties on global net sales ranging from mid-single to low-double digit rates, and has reserved the right to elect to co-fund 30% of development costs for increased royalties.

•                  For products from any additional programs that the parties elect to bring into the collaboration, Agenus may opt to designate them as profit-share products.

•                  For each profit-share product, Agenus will be eligible to receive up to $20 million in future contingent development milestones.

Retrocyte Display TM is a proprietary retroviral technology that enables a highly diverse library (>1x109) of human IgG molecules to be displayed on the surface of B-lineage cells. This innovative cell-displayed expression platform permits the rapid generation of fully human and humanized therapeutic antibodies with high affinity and target specificity.

The closing of the transaction is conditioned on the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary small molecule drugs, primarily for oncology. For additional information on Incyte, please visit the Company’s website at www.incyte.com

About Agenus

Agenus is an immuno-oncology company developing a portfolio of checkpoint modulators (CPMs), heat shock protein peptide-based vaccines and adjuvants. Agenus’ checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3 and PD-1. The company’s proprietary discovery engine Retrocyte DisplayTM is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte DisplayTM platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus’ heat shock protein-based vaccines for cancer and infectious disease have completed Phase 2 studies in glioblastoma multiforme, and in the treatment of herpes simplex viral infection. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and Janssen Sciences Ireland UC and includes several vaccine candidates in Phase 2, as well as shingles and malaria vaccines which have successfully completed Phase 3 clinical trials. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

2

Incyte Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release, including without limitation statements with respect to the initial focus of the alliance, the potential benefits of the alliance and the expectation that the first clinical trials under the alliance will be initiated in 2016, contain predictions and estimates and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Incyte’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development, results of further research and development, unanticipated delays, other market or economic factors and technological advances, regulatory approval of the transaction and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Incyte disclaims any intent or obligation to update these forward-looking statements.

Agenus Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the initial focus of the alliance between Agenus and Incyte, the potential benefits of the alliance and the expectation that the first clinical trials under the alliance will be initiated in 2016. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others, regulatory approval of the transaction, unanticipated delays and other market or economic factors, as well as the factors described under the Risk Factors section of our most recently filed Quarterly Report on Form 10-Q with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Incyte Contact:

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

302/498 6944

Agenus Contact:

Media:

Brad Miles / BMC Communications

646/513-3125

bmiles@bmccommunications.com

Investors:

Andrea Rabney / Argot Partners

212/600-1902

andrea@argotpartners.com

# # #

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

3

SCHEDULE 1.56

[**]

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 4.1

PRELIMINARY ACTION PLAN

[see attached]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

2

SCHEDULE 7.1

ALLOCATION OF LICENSE FEE

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 12.2

EXPERT DECISION

1.                                      Selection of Expert and Submission of Positions. The Parties shall select and agree upon a mutually acceptable independent Third Party expert who is neutral, disinterested and impartial, and has experience relevant to the evaluation of biotechnology industry collaboration agreements (the “Expert”). If the Parties are unable to mutually agree upon an Expert within [**] following the initiation of these expert decision procedures, then upon request by either Party, the Expert shall be an arbitrator appointed by Judicial and Mediation Services (“JAMS”).  Once the Expert has been selected, each Party shall within [**] following selection of the Expert provide the Expert and the other Party with a written report setting forth its position with respect to the substance of the dispute and may submit a revised or updated report and position to the Expert within [**] of receiving the other Party’s report. If so requested by the Expert, each Party shall make oral submissions to the Expert based on such Party’s written report, and each Party shall have the right to be present during any such oral submissions.

2.                                      JAMS Supervision. In the event the Expert is a JAMS arbitrator selected by JAMS as provided in this Schedule 12.2, the matter shall be conducted as a binding arbitration in accordance with JAMS procedures, as modified by this Schedule 12.2 (including that the arbitrator shall adopt as his or her decision the position of one Party or the other, as described below). In such event, the arbitrator may retain a Third Party expert with experience relevant to the evaluation of biotechnology industry collaboration agreements to assist in rendering such decision, and the expenses of any such expert shall be shared by the Parties as costs of the arbitration as provided in this Schedule 12.2.

3.                                      Determination by the Expert. The Expert shall, no later than [**] after the last submission of the written reports and, if any, oral submissions, select one of the Party’s positions as his or her final decision, and shall not have the authority to modify either Party’s position or render any substantive decision other than to so select the position of either Party as set forth in their respective written report (as initially submitted, or as revised in accordance with this Schedule 12.2, as applicable). The Parties agree that the decision of the Expert shall be the sole, exclusive and binding remedy between them regarding any such dispute referred to the Expert pursuant to Section 12.2 of this Agreement, and the Expert’s decision shall become the decision of the Parties or, if applicable, the JSC on the matter.

4.                                      Location; Costs. Unless otherwise mutually agreed upon by the Parties, the in-person portion (if any) of such proceedings shall be conducted in New York, New York. The Parties agree that they shall share equally the costs and fees of the Expert in connection with any proceeding under this Schedule 12.2, including the cost of the arbitration filing and hearing fees, the cost of any independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of JAMS, if applicable.  Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses incurred in connection with any proceeding under this Schedule 12.2.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.